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                                                                   EXHIBIT 10.60

                               FINANCING AGREEMENT

                  Financing Agreement, dated as of February 25, 2004, by and among Oglebay Norton Company, an Ohio corporation, as a debtor and debtor-in-possession (the "Borrower"), each subsidiary of the Borrower listed as a "Guarantor" on the signature pages hereto, each as a debtor and debtor-in-possession (each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), Silver Point Finance, LLC, a Delaware limited liability company ("Silver Point"), as collateral agent and syndication agent for the Lenders and as co-lead arranger (in such capacities, the "Collateral Agent"), General Electric Capital Corporation, a Delaware corporation ("GE Capital"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents"), and GECC Capital Markets Group, Inc., as co-lead arranger.

                                    RECITALS

                  WHEREAS, the Borrower and the Guarantors have commenced cases (the "Chapter 11 Cases") under Chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware ( the "Bankruptcy Court"), and the Borrower and the Guarantors have retained possession of their assets and are authorized under the Bankruptcy Code to continue the operation of their businesses as debtors-in-possession; and

                  WHEREAS, the Borrower and the Guarantors have asked the Lenders to make post-petition loans and advances to the Borrower consisting of a revolving credit facility in an aggregate principal amount not to exceed $75,000,000 at any time outstanding, which revolving credit facility will include a letter of credit subfacility for the issuance of letters of credit, provided, that the loans and letters of credit under the revolving credit facilities shall be limited to $40,000,000 until the Final Bankruptcy Court Order (as hereinafter defined) shall have been entered by the Bankruptcy Court. The Lenders have severally, and not jointly, agreed to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                           DEFINITIONS; CERTAIN TERMS

                  Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

                  "Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account.

                  "Accounts" means, as to each Loan Party, all present and future rights of such Loan Party to payment of a monetary obligation, whether or not earned by performance, (a) for

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property that has been or is to be sold, leased, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) for a secondary obligation incurred or to be incurred.

                  "Action" has the meaning specified therefor in Section 13.12.

                  "Administrative Agent" has the meaning specified therefor in the preamble hereto.

                  "Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

                  "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

                  "After Acquired Property" has the meaning specified therefor in Section 8.01(m).

                  "Agent" and "Agents" have the respective meanings specified therefor in the preamble hereto.

                  "Agent Advances" has the meaning specified therefor in Section 11.08(a).

                  "Agreed Administrative Expense Priorities" means those administrative expenses with respect to the Borrower and the Guarantors and, with respect to sub-clause (ii) of clause "first", any official committee appointed by the Bankruptcy Court, shall have the following order of priority:

                           first, (i) amounts payable pursuant to 28 U.S.C.
                  Section 1930(a)(6) and any fees payable to the Clerk of the Bankruptcy Court in connection with the Chapter 11 Cases and
                  (ii) allowed fees and expenses of attorneys, accountants and other professionals retained in the Chapter 11 Cases pursuant to Sections 327, 328, 330, 331 and 1103 of the Bankruptcy Code, to the extent that the amount entitled to priority under this sub-clause (ii) of this clause first ("Priority Professional Expenses") does not exceed $5,000,000 outstanding in the aggregate at any time (inclusive of any holdbacks required by the Bankruptcy Court) (the "Professional Expense Cap"); provided, however, that (A) during the continuance of an Event of Default hereunder or a default by the Borrower or any Guarantor in any of their obligations under any of the Bankruptcy Court Orders, any payments actually made to such professionals during such continuance, under Sections 327, 328, 330, 331 and 1103 of the Bankruptcy Code or otherwise, shall reduce the Professional Expense Cap on a dollar-for-dollar basis, and (B) for the avoidance of doubt, so long as no Event of Default or a default by the Borrower or any

                                     - 2 -

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                  Guarantor in any of their obligations under any of the
                  Bankruptcy Court Orders shall have occurred and be continuing, the payment of administrative expenses allowed and payable under Sections 327, 328, 330, 331 and 1103 of the Bankruptcy Code or otherwise shall not reduce the Professional Expense Cap, second, all Obligations in accordance with Section
                  4.02,

                           third, the junior superpriority administrative claims
                  of the Existing Lenders under Section 507(b) of the Bankruptcy Code, and fourth, all other allowed administrative expenses.

                  "Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 13.07 hereof and substantially in the form of Exhibit E hereto or such other form acceptable to the Collateral Agent.

                  "Authorized Officer" means, with respect to any Person, the chief executive officer, chief financial officer, vice president, president, treasurer, assistant treasurer, controller or assistant controller of such Person.

                  "Availability" means, at any time, an amount equal to (i) the lesser of (A) the Borrowing Base and (B) the Total Commitment, minus (ii) such reserves (without duplication of any other reserves instituted pursuant to this Agreement) as the Administrative Agent may deem appropriate in the exercise of its reasonable credit judgment made in good faith.

                  "Avoidance Actions" means all causes of action arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the
Bankruptcy Code and any proceeds therefrom.

                  "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Section 101, et seq.), as amended, and any successor statute.

                  "Bankruptcy Court" has the meaning specified therefor in the recitals hereto.

                  "Bankruptcy Court Orders" means the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

                  "Board" means the Board of Governors of the Federal Reserve System of the United States.

                  "Board of Directors" means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

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                  "Book Value" means, with respect to any Inventory of any
Person, the lower of (i) average cost (as reflected in the general ledger of such Person after customary reserves established by such Person in good faith and in accordance with GAAP) and (ii) market value, in each case, determined in accordance with GAAP.

                  "Borrower" has the meaning specified therefor in the preamble hereto.

                  "Borrowing Base" means, at any time, the difference between
(i) the sum of (A) 85% of the value of the Net Amount of Eligible Accounts at such time less the amount, if any, of the Dilution Reserve plus (B) the lesser of (x) 65% of the Book Value of the Eligible Inventory at such time and (y) 85% of the Net Orderly Liquidation Percentage times the Book Value of the Eligible Inventory at such time, plus (C) the lesser of (1) the sum of (x) 75% of the Net Forced Liquidation Percentage of the appraised value of the Eligible Equipment at such time and (y) 55% of the Gross Orderly Liquidation Percentage of the Appraised Value of the Vessel at such time and (2) $45,000,000 and (ii) $5,000,000.

                  "Borrowing Base Certificate" means a certificate signed by an Authorized Officer of the Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 8.01(a)(vi), substantially in the form of Exhibit C.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, provided that, with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, Business Day shall mean any Business Day which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

                  "Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period; provided, that the term "Capital Expenditure" shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets or the purchase of any other assets used or useful in the business of such Person (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets of any such Person or its Subsidiaries or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets of any such Person or its Subsidiaries, and (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

                  "Capital Guideline" means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank's capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender, any Person controlling any Lender, or the L/C Issuer or the manner in which any Lender, any Person

                                     - 4 -

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controlling any Lender, or the L/C Issuer allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

                  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, options, warrants, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, in each case, whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

                  "Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or
(ii) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

                  "Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

                  "Carve-Out Expenses" means those amounts, fees, expenses and claims set forth in clause "first" of the definition of the term "Agreed Administrative Expense Priorities."

                  "Change of Control" means each occurrence of any of the following:

                           (a)      the acquisition, directly or indirectly, by
any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 33% of the aggregate outstanding voting power and economic rights of the Capital Stock of the Borrower;

                           (b)      the Borrower shall cease to have beneficial
ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 100% of the aggregate voting power and economic rights of the Capital Stock of each other Loan Party (except for Dispositions permitted pursuant to Section 8.02(c) of this Agreement), free and clear of all Liens (other than any Liens granted under the Loan Documents and Permitted Liens); or

                           (c)      (i) any Loan Party consolidates with or
merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person, or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Capital Stock of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Borrower, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) has, directly or indirectly, acquired beneficial ownership of more than 33% of the aggregate outstanding voting Capital Stock of the Borrower or (B) in the case of any such transaction involving a Loan

                                     - 5 -

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Party other than the Borrower, the Borrower has beneficial ownership, directly or indirectly, of 100% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity.

                  "Chapter 11 Cases" has the meaning specified therefor in the recitals hereto.

                  "Collateral" has the meaning specified therefor in Section 4.01(a).

                  "Collateral Agent" has the meaning specified therefor in the preamble hereto.

                  "Collections" means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Loan Parties.

                  "Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower in the amount set forth opposite such Lender's name in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

                  "Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include (x) customary indemnification obligations which are (I) provided in the ordinary course to the directors, officers, employees, agents, independent contractors or service providers of the Borrower or any of its Subsidiaries or
(II) in connection with the sale or disposition of property, and (y) any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

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                  "Current Value" has the meaning specified therefor in Section
8.01(m).

                  "Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

                  "Designated Loan Party" means Michigan Limestone Operations, Inc., Oglebay Norton Terminals, Inc., Global Stone James River, Inc., Global Stone Filler Products, Inc., Global Stone PenRoc, LP, Global Stone Chemstone Corporation, Global Stone St. Clair, Inc., Global Stone Tenn Luttrell Company, Global Stone Portage, LLC, Oglebay Norton Industrial Sands, Inc., Texas Mining, LP, Oglebay Norton Specialty Minerals, Inc., and Erie Sand and Gravel Company.

                  "Designated Vessel Loan Party" means Erie Navigation Company, Erie Sand Steamship Company and Oglebay Norton Marine Services Company, L.L.C.

                  "Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve-month period, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts during such period, by (b) the Loan Parties' gross billings during such period.

                  "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts to a percentage equal to (a) 100% minus (b) the sum of (two times Dilution) plus 5%.

                  "Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.

                  "Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

                  "Eligible Accounts" means the Accounts of a Designated Loan Party which are, and at all times continue to be, acceptable to the Administrative Agent in the exercise of its reasonable credit judgment made in good faith. Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to any of the Designated Loan Parties. In general, an Account may be deemed to be eligible if: (i) delivery of the merchandise or the rendition of the services has been completed with respect to such Account; (ii) no return, rejection, repossession or dispute has occurred with respect to such Account, the Account Debtor has not asserted any setoff, defense or counterclaim with respect to such Account, and there has not occurred any extension of the time for payment with respect to such Account without the consent of the Administrative Agent, provided that, in the case of any dispute, setoff, defense or counterclaim with respect to an Account, the portion of such Account not subject to such dispute, setoff, defense or counterclaim will not be ineligible solely by reason of this clause (ii); (iii) such Account is lawfully owned by a Designated Loan Party free and clear of any Lien other than in

                                     - 7 -

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favor of the Collateral Agent for the benefit of the Agents and the Lenders and in favor of the Senior Secured Noteholders and the Existing Lenders and otherwise continues to be in full conformity with all representations and warranties made by a Designated Loan Party to the Agents and the Lenders with respect thereto in the Loan Documents; (iv) such Account is unconditionally payable in Dollars within 90 days from the original invoice date and is not evidenced by a promissory note, chattel paper or any other instrument or other document; (v) no more than 60 days have elapsed from the original invoice due date and no more than 90 days have elapsed from the original invoice date with respect to such Account; (vi) such Account is not due from an Affiliate of a Loan Party; (vii) such Account does not arise from a sale to any director, officer, other employee or Affiliate of any Loan Party, or to any entity that has any common officer with any Loan Party and otherwise does not constitute an obligation of the United States or any other Governmental Authority (unless all steps required by the Administrative Agent in connection therewith, including notice to the United States Government under the Federal Assignment of Claims Act or any action under any state statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner satisfactory to the Administrative Agent); (viii) the Account Debtor (or the applicable office of the Account Debtor) with respect to such Account is located in the United States, unless such Account is supported by a letter of credit or other similar obligation satisfactory to the Administrative Agent; (ix) the Account Debtor with respect to such Account is not also a supplier to or creditor of a Loan Party, unless such Account Debtor has executed a no-offset letter satisfactory to the Administrative Agent; (x) not more than 50% of the aggregate amount of all Accounts of the Account Debtor with respect to such Account have remained unpaid 60 days past the original invoice due date or 90 days past the original invoice date or are otherwise not Eligible Accounts; (xi) such Account is not a pre-petition Account from an Account Debtor that (A) has filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law,
(B) has failed, suspended business operations, become insolvent or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (C) has had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs; (xii) such Accounts are not subject to collection by an outside claims processor; (xiii) the otherwise Eligible Accounts of any Account Debtor and its Affiliates do not exceed 15% of all Eligible Accounts, provided, that such percentage as applied to a particular Account Debtor and its Affiliates are subject to change by the Administrative Agent in its reasonable credit judgment if the creditworthiness of such Account Debtor deteriorates; (xiv) such Account does not arise in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional; (xv) such Account is not from an Account Debtor that is located in a state or jurisdiction (e.g. New Jersey, Minnesota and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Designated Loan Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent such Designated Loan Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or

                                     - 8 -

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penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account; (xvi) such Accounts arise from the sale of goods or the performance of services by Borrower in the ordinary course of its business and with respect to which (A) the goods giving rise to such Accounts have been shipped and billed to the Account Debtor or (B) the services giving rise to such Account have been performed and billed to the Account Debtor; (xvii) such Accounts do not represent a right to receive progress payments and other advance billings that are due prior to the completion of performance by the applicable Designated Loan Party of the subject contract for goods or services; (xviii) such Accounts do not represent Accounts (A) of Oglebay Marine Services that are subject to the Pool Agreement, (B) relating to Northshore Sales Company and Mercer Lime and Stone, provided, that in the case of subclauses (A) and (B) of this clause (xviii), the Administrative Agent may deem any of such Accounts to be Eligible Accounts after its further review of the books and records and other due diligence pertaining to such Accounts (including, in the case of the Accounts of Oglebay Marine Services, a review of the Pool Agreement), in each case in the Administrative Agent's reasonable credit judgment made in good faith; (xix) Accounts that are not otherwise unacceptable to the Administrative Agent in its reasonable credit judgment made in good faith; (xx) the Administrative Agent is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended and the Administrative Agent believes, in its reasonable credit judgment made in good faith, that the prospect of collection of such Account is not impaired; and (xxi) such Accounts are payable in Dollars.

                  "Eligible Equipment" means Equipment of a Designated Loan Party located at one of the business locations of such Designated Loan Party set forth on Schedule 7.01(bb), that complies with each of the representations and warranties respecting Eligible Equipment made by such Designated Loan Party in the Loan Documents, and that is not excluded as ineligible due to one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Agents exercising their reasonable credit judgment made in good faith to address the results of any audit or appraisal performed by an Agent from time to time. In determining the value of Eligible Equipment, Equipment shall be valued based upon the Net Forced Liquidation Percentage times the most recent appraised value of such Equipment, which appraisal shall be based upon the forced liquidation value of such Equipment. An item of Equipment shall not be included in Eligible Equipment if: (i) a Designated Loan Party does not have good, valid, and marketable title thereto;
(ii) it is not located at one of the locations in the continental United States set forth on Schedule 7.01(bb); (iii) it is located on real property leased by a Designated Loan Party, unless it is subject to a landlord waiver or collateral access agreement, in form and substance satisfactory to the Agents, executed by the lessor, or other third party, as the case may be or access has been provided to the Agents by the Bankruptcy Court Orders, and, in each case, unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; (iv) it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent, for the benefit of the Lenders;
(v) it is substantially worn, damaged, defective or obsolete, or it constitutes furnishings, parts, fixtures or is affixed to real property, unless such Equipment is affixed to real property that is subject to a valid and perfected first priority Lien in favor of the Collateral Agent, for the benefit of the Lenders; (vi) the Agents have not received evidence of the property insurance required by this Agreement with respect to such Equipment, or (vii) it is subject to a lease with any Person that is not a Loan Party.

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                  "Eligible Inventory" means all finished goods, work-in-process and raw materials of a Designated Loan Party that meets all of the following specifications, provided that such specifications may be fixed and revised from time to time by the Administrative Agent in the exercise of its reasonable credit judgment made in good faith: (i) such Inventory is lawfully owned by a Designated Loan Party free and clear of any existing Lien other than in favor of the Collateral Agent for the benefit of the Agents and the Lenders and in favor of the Senior Secured Noteholders and the Existing Lenders and otherwise continues to be in full conformity with all representations and warranties made by a Designated Loan Party to the Agents and the Lenders with respect thereto in the Loan Documents; (ii) such Inventory is not held on consignment and may be lawfully sold; (iii) a Designated Loan Party has the right to grant Liens on such Inventory; (iv) such Inventory arose or was acquired in the ordinary course of the business of a Designated Loan Party and does not represent damaged, obsolete or unsaleable goods; (v) no Account or document of title has been created or issued with respect to such Inventory; (vi) such Inventory is located in one of the locations in one of the continental United States that is either owned by a Designated Loan Party or listed on Schedule 7.01(bb) or such other locations in the continental United States as the Agents may approve in writing from time to time (A) unless it is subject to a landlord waiver or collateral access agreement, each in form and substance satisfactory to the Agents, executed by the lessor, or other third party, as the case may be, or access has been provided to the Agents by the Bankruptcy Court pursuant to the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, and (B) unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; (vii) such Inventory does not consist of goods returned or rejected by a Loan Party's customers (other than goods that are undamaged and resalable in the normal course of business); (viii) such Inventory is not in-transit (except between locations specified on Schedule 7.01(bb); (ix) such Inventory does not consist of goods that are slow moving, work-in-process, supplies or goods that constitute spare parts, packaging and shipping materials, bill and hold goods or defective goods; (x) such Inventory does not consist of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available; (xi) such Inventory is covered by casualty insurance reasonably acceptable to the Administrative Agent; (xii) such Inventory is not excess, obsolete, shopworn, seconds, damaged or unfit for sale;
(xiii) such Inventory is located at a site with an aggregate Book Value of Eligible Inventory in excess of $100,000 at such site; (xiv) such Inventory is of a type held for sale in the ordinary course of business of the Designated
Loan Party; and (xv) such Inventory is and at all times shall continue to be acceptable to the Administrative Agent in the exercise of its reasonable credit judgment made in good faith.

                  "Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates or was contributed to or was required to be contributed to by a Loan Party or any of its ERISA Affiliates.

                  "Environmental Actions" means any complaint, summons, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any corporate predecessor; or (ii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any corporate predecessor.

                  "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., as amended; the Federal Mine Safety & Health Act of 1977 ("MSHA"), 30 U.S.C. 801 et seq., as amended; Toxic Substances Control Act ("TSCA"), 15 U.S.C. 2601 et seq., as amended; Hazardous Materials Transportation Act, 49 U.S.C. 5101 et seq., as amended; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. 136-136y et seq., as amended; the Emergency Planning and Community Right-to-Know Act of 1986 (Title III of SARA or "EPCRA"); 42 U.S.C. 11001, et seq., as amended, and any other foreign, federal, state, local or municipal laws, statutes, regulations, guidance documents, rules having the force of law or ordinances imposing liability or establishing standards of conduct for the Release or Handling of Hazardous Materials and the protection of the health, safety and the environment.

                  "Environmental Liabilities and Costs" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action brought by any Governmental Authority, Person or any third party which relate to any violations of Environmental Laws, Handling of Hazardous Materials, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or a corporate predecessor, or (ii) any facility that received Hazardous Materials that were generated or Handled by any Loan Party or any of its Subsidiaries or a corporate predecessor.

                  "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

                  "Environmental Permits" means any permits, licenses, certificates, exemptions, authorizations, registrations or approvals required by any Governmental Authority or under Environmental Laws.

                  "Equipment" means all of each Loan Party's now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                  "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

                  "Event of Default" means any of the events set forth in
Section 10.01.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Existing Agents" means KeyBank National Association, or its successor, in its capacity as the administrative agent to the Existing Lenders, Bank One, N.A., in its capacity as the syndication agent to the Existing Lenders, and The Bank of Nova Scotia, in its capacity as the documentation agent to the Existing Lenders.

                  "Existing Credit Agreement" means the Credit Agreement, dated as of May 15, 1998, and as amended and restated as of April 3, 2000, among the Borrower, as the borrower, the Existing Lenders and the Existing Agents, as the same has been amended prior to the date hereof and as it may from time to time be amended, restated or otherwise modified in accordance with the terms hereof.

                  "Existing Credit Facility" means, collectively, the facility provided pursuant to the Existing Credit Agreement and facility provided pursuant to the Existing Loan Agreement.

                  "Existing Lenders" means the lenders party to the Existing Credit Agreement and the Existing Loan Agreement.

                  "Existing Loan Agreement" means the Loan Agreement, dated as of April 3, 2000, among the Borrower, as the borrower, the Existing Lenders and the Existing Agents, as the same has been amended prior to the date hereof and as it may from time to time be amended, restated or otherwise modified in accordance with the terms hereof.

                  "Extraordinary Receipts" means any cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(iii)), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance but excluding insurance proceeds (A) designated for payments of claims and defense costs arising from personal injury claims, (B) received from run-off estates or (C) received in exchange for policy limits for the purpose of providing liquidation, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

                  "Facility" means each parcel of real property identified as a "Facility" on Schedule 7.01(o) that is owned by a Loan Party on Interim Facility Effective Date, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Fee Letter" means the Fee Letter, dated as of the Interim Facility Effective Date, addressed to the Collateral Agent.

                  "Field Survey and Audit" means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Agents, at the sole cost and expense of the Borrower.

                  "Filing Date" means February 23, 2004.

                  "Final Bankruptcy Court Order" means the final order of the Bankruptcy Court with respect to the Borrower and the Guarantors, substantially in the form of the Interim Bankruptcy Court Order, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agents, the Required Lenders and the Borrower.

                  "Final Bankruptcy Court Order Entry Date" means the date on which the Final Bankruptcy Court Order shall have been entered by the Bankruptcy Court.

                  "Final Facility Effective Date" has the meaning specified therefor in Section 6.02.

                  "Final Maturity Date" means the date which is the earliest of
(i) November 25, 2004, as such date may be extended pursuant to the terms of
Section 2.12(a), (ii) the effective date of a plan of reorganization in the Chapter 11 Cases that has been confirmed by an order of the Bankruptcy Court,
(iii) the date which is 30 days following the date of entry of the Interim Bankruptcy Court Order if the Final Bankruptcy Court Order has not been entered by the Bankruptcy Court on or prior to such date, (iv) the day on which the Loan Parties incur any debtor-in-possession super-priority Indebtedness other than pursuant to this Agreement, and (v) such earlier date on which all Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

                  "Final Maturity Date Extension" has the meaning set forth in
Section 2.12(a).

                  "Final Period" means the period commencing on the Final Facility Effective Date and ending on the Final Maturity Date.

                  "Financial Statements" means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2003, and the related consolidated statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended.

                  "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each year.

                  "GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a basis consistent with that used by the Borrower in the Financial Statements, provided that for the purpose of Section 8.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements.

                  "GE Capital" has the meaning specified therefor in the preamble hereto.

                  "Governmental Authority" means any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government applicable to the assets or operations of any Loan Party.

                  "Gross Orderly Liquidation Percentage" means the percentage of the appraised value of the Designated Vessel Loan Parties' Vessels that is estimated to be recoverable by the Agents in an orderly liquidation of such Vessels, such percentage to be as determined from time to time by a qualified appraisal company selected by the Agents in their reasonable credit judgment.

                  "Guaranteed Obligations" has the meaning specified therefor in
Section 12.01.

                  "Guarantor" means (i) each Subsidiary of the Borrower listed as a "Guarantor" on the signature pages hereto, and (ii) each other Person which guarantees, pursuant to Section 8.01(b) or otherwise, all or any part of the Obligations.

                  "Guaranty" means (i) the guaranty of each Guarantor party hereto contained in ARTICLE XII hereof, and (ii) each guaranty substantially in the form of Exhibit A, made by any other Guarantor in favor of the Agents and the Lenders pursuant to Section 8.01(b) or otherwise.

                  "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, any Hazardous Materials.

                  "Hazardous Material" means (a) any element, compound or chemical that is defined or regulated as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or hazardous waste or special waste under Environmental Laws or which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos containing materials.

                  "Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

                  "Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

                  "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Agents and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; and (ix) all obligations referred to in clauses (i) through (viii) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable for such Indebtedness.

                  "Indemnified Matters" has the meaning specified therefor in
Section 13.15.

                  "Indemnitees" has the meaning specified therefor in Section 13.15.

                  "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                  "Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the borrowing date or the date of any continuation of such LIBOR Rate Loan, as the case may be, and ending one, two or three months thereafter, in each case as selected by the Borrower in the applicable notice given to the Administrative Agent pursuant to Sections 2.02 or 2.11 hereof, provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no Interest Period for any LIBOR Rate Loan shall end after the Final Maturity Date.

                  "Interim Bankruptcy Court Order" means the order of the Bankruptcy Court with respect to the Borrower and the Guarantors, substantially in the form of Exhibit F hereto, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agents, the Required Lenders and the Borrower.

                  "Interim Bankruptcy Court Order Entry Date" means the date on which the Interim Bankruptcy Court Order shall have been entered by the Bankruptcy Court.

                  "Interim Facility Effective Date" means the date, on or before February 26, 2004, on which all of the conditions precedent set forth in Section
6.01 are satisfied.

                  "Interim Period" means the period commencing on the Interim Facility Effective Date and ending on the earlier to occur of (i) the Final Facility Effective Date and (ii) the Final Maturity Date.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, (or any successor statute thereto) and the regulations thereunder.

                  "Inventory" means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account or cash.

                  "L/C Issuer" means GE Capital, or such bank as the Administrative Agent may select in its sole and absolute discretion.

                  "L/C Subfacility" means that portion of the Total Commitment equal to, (i) during the Interim Period, $15,000,000 and (ii) during the Final Period, $20,000,000.

                  "Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

                  "Lender" and "Lenders" have the respective meanings specified therefor in the preamble hereto.

                  "Letter of Credit Accommodations" has the meaning specified therefor in Section 3.01(a).

                  "Letter of Credit Application" has the meaning specified therefor in Section 3.01(a).

                  "Letter of Credit Collateral Account" means a deposit account (which may be non-interest bearing and may contain funds of the Administrative Agent) with a bank acceptable to the Administrative Agent, which account shall be under the sole dominion and control of the Collateral Agent or the Administrative Agent and subject to a perfected, first priority security interest in favor of the Collateral Agent or the Administrative Agent, for the benefit of the Agents and the Lenders.

                  "Letter of Credit Fees" have the meaning specified therefor in
Section 3.03(b)(i).

                  "Letter of Credit Guaranty" means one or more guaranties, indemnities, participations or arrangements by the Administrative Agent in favor of the L/C Issuer pursuant to which the Administrative Agent guarantees or otherwise is liable for the Borrower's obligations to the L/C Issuer or guarantees or relates to the Borrower's obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other document in respect of any Letter of Credit Accommodation.

                  "Letter of Credit Obligations" means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus
(ii) all amounts for which the Administrative Agent may be liable with respect to Letter of Credit Accommodations outstanding at such time, plus (iii) all amounts for which the Administrative Agent may be liable to the L/C Issuer pursuant to any Letter of Credit Guaranty.

                  "Liabilities" has the meaning specified therefor in Section 2.07.

                  "LIBOR" with respect to any Interest Period, the offered rate for deposits in United States Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by the Borrower in accordance with this Agreement, or, if the foregoing rate is unavailable, the rate per annum determined by the Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, in each case rounded upwards to, if necessary to the next 1/16% which determination shall be conclusive in the absence of manifest error.

                  "LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/16%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

                  "LIBOR Rate Loan" means a Loan bearing interest calculated based upon the LIBOR Rate.

                  "Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

                  "Loan" means a loan made by a Lender to the Borrower pursuant to Section 2.02.

                  "Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

                  "Loan Document" means this Agreement, any Guaranty, any Pledge Agreement, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order, any Mortgage, the Fee Letter, any promissory notes made by the Borrower in favor of any Lender, any cash management agreements, any Letter of Credit Application and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation.

                  "Loan Party" means any of the Borrower and any Guarantor.

                  "Material Adverse Effect" means a material adverse effect on any of (i) the operations, business, assets, properties or condition (financial or otherwise) of the Loan Parties taken as a whole, except for the commencement of the Chapter 11 Cases and events that typically result from the commencement of a chapter 11 case, (ii) the ability of any Loan Party to perform any of its material obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral with an aggregate fair market value in excess of $1,000,000.

                  "Material Contract" means, (i) with respect to any Loan Party,
(A) each contract or agreement to which such Loan Party is a party involving aggregate consideration payable to or by such Loan Party of $5,000,000 or more in any calendar year (other than purchase orders in the ordinary course of the business of such Loan Party and other than contracts that by their terms may be terminated by such Loan Party in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (B) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance or properties of the Loan Parties taken as a whole.

                  "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

                  "Mortgage" means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Agents, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to Section 6.01(e),
Section 8.01(b), Section 8.01(m) or otherwise.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

                  "Net Amount of Eligible Accounts" means the aggregate unpaid invoice amount of Eligible Accounts less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts.

                  "Net Cash Proceeds" means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 8.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions directly arising from or as a result of such Disposition and any tax sharing arrangements), and (E) any reserves for adjustments in respect of the sale price of such assets and for future liabilities established in accordance with GAAP and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in the case of each of clauses (i) and (ii) above, to the extent, but only to the extent, that the amounts so deducted are
(x) actually paid to a Person that, except in the case of out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

                  "Net Forced Liquidation Percentage" means the percentage of the appraised value of the Designated Loan Parties' Eligible Equipment that is estimated to be recoverable by the Agents in a forced liquidation of such Eligible Equipment, net of all of the expenses of such liquidation, such percentage to be as determined from time to time by a qualified appraisal company selected by the Agents in their reasonable credit judgment.

                  "Net Orderly Liquidation Percentage" means the percentage of the Book Value of the Designated Loan Parties' Eligible Inventory that is estimated to be recoverable by the Agents in an orderly liquidation of such Eligible Inventory, net of all of the expenses of such liquidation, such percentage to be as determined from time to time by a qualified appraisal company selected by the Agents in their reasonable credit judgment.

                  "New Lending Office" has the meaning specified therefor in
Section 2.08(d).

                  "Non-U.S. Lender" has the meaning specified therefor in
Section 2.08(d).

                  "Notice of Borrowing" has the meaning specified therefor in
Section 2.02(a).

                  "Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in
Section 10.01, which arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letter of Credit Accommodations, or any other document made, delivered or given in connection herewith or therewith. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, reasonable expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

                  "Oglebay Marine Services" means Oglebay Norton Marine Services Company, L.L.C., a Delaware limited liability company.

                  "Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

                  "Other Taxes" has the meaning specified therefor in Section 2.08(b).

                  "Paid in Full" means (i) the Total Commitments shall have been terminated, (ii) all principal of the Loans, interest thereon and all other Obligations shall have been paid in full in cash (other than contingent obligations or indemnification obligations for which no claim has been asserted), and (iii) the Administrative Agent shall have received cash collateral (or, at the Administrative Agent's option, a letter of credit issued for the account of the Borrower and at the Borrower's expense in form and substance reasonably satisfactory to the Administrative Agent, by an issuer reasonably acceptable to the Administrative Agent and payable to the Administrative Agent as beneficiary) in such amounts as the Administrative Agent determines are reasonably necessary to secure the Administrative Agent and the Lenders from loss, cost, damage or expense, including reasonable attorneys' fees and expenses, in connection with outstanding Letter of Credit Accommodations and checks, remittances or other similar payments provisionally credited to the Obligations and/or as to which the Administrative Agent or any Lender has not yet received final payment in full and in cash. All Letter of Credit Accommodations shall be cash collateralized (or supported by a letter of credit as described in the preceding sentence) by an amount equal to one hundred five percent (105%) of the amount of the Letter of Credit Accommodations then existing.

                  "Participant Register" has the meaning specified therefor in
Section 13.07(b)(v).

                  "Payment Office" means the Administrative Agent's office located at 201 Merritt 7, Norwalk, Connecticut 06851, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the other Agents and the Borrower.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                  "Permitted Dispositions" means asset sales described on
Schedule 8.02(c).

                  "Permitted Indebtedness" means:

                           (a)      any Indebtedness owing to any Agent and any
Lender under this Agreement and/or the other Loan Documents;

                           (b)      any Indebtedness existing on the Filing
Date;

                           (c)      Indebtedness evidenced by Capitalized Lease
Obligations entered into after the Filing Date in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of
Section 8.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $5,000,000 at any time outstanding;

                           (d)      Indebtedness secured by a Lien permitted by
clause (e) of the definition of "Permitted Lien";

                           (e)      Indebtedness permitted under Section
8.02(e);

                           (f)      Indebtedness of any Loan Party to another
Loan Party;

                           (g)      unsecured Indebtedness under any Hedging
Agreement of any Loan Party entered into in the ordinary course of business and not for speculative purposes;

                           (h)      other unsecured Indebtedness of the Loan
Parties in an aggregate principal amount outstanding at any time not exceeding $1,000,000.

                  "Permitted Investments" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody's or A+ or better by Standard & Poor's.

                  "Permitted Liens" means:

                           (a)      Liens securing the Obligations;

                           (b)      Liens for taxes, assessments and
governmental charges the payment of which is not required under Section 8.01(b);

                           (c)      Liens imposed by law, such as carriers',
warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, or as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                           (d)      Liens existing on the Filing Date (i) as
described on Schedule 8.02(a) (other than the Liens described in clause (i) below), but not the extension of coverage thereof to other property or the extension of maturity (other than as a result of the filing of the Chapter 11 Cases), refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby and (ii) securing indebtedness in an amount not in excess of $1,000,000 in the aggregate;

                           (e)      (i) purchase money Liens on equipment
acquired or held by any Loan Party or any of its Subsidiaries after the Filing Date in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries and
(B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $5,000,000;

                           (f)      deposits and pledges of cash securing (i)
obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due or as to which payment and enforcement is stayed under the Bankruptcy Code as pursuant to orders of the Bankruptcy Code, or (iv) obligations to any utility company or other Person in a similar line of business made in the ordinary course of business and securing obligations not past due;

                           (g)      (i) easements, zoning restrictions and
similar encumbrances on real property and minor irregularities in the title thereto that do not (x) secure obligations for the payment of money or (y) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business, or
(ii) Liens of landlords arising under real property leases of any Loan Party or any of its Subsidiaries to the extent such Liens arise in the ordinary course of business and do not secure any past due obligation for the payment of money;

                           (h)      Liens securing Indebtedness permitted by
subsection (c) of the definition of Permitted Indebtedness; and

                           (i)      Liens on the Collateral granted in favor of
(i) the Senior Secured Noteholders to secure the Indebtedness evidenced by the Senior Secured Notes, and (ii) the Existing Agents and the Existing Lenders to secure the Indebtedness under the Existing Credit Facility, in each case (A) to the extent such Liens are perfected on the Filing Date and (B) including any replacement liens granted to such Persons pursuant to the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order.

                  "Permitted Priority Liens" means all Permitted Liens other than the Liens permitted under clauses (b), (c) and (i) of the definition of the term "Permitted Lien".

                  "Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

                  "Plan" means any Employee Plan or Multiemployer Plan.

                  "Pledge Agreement" means a Pledge and Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit G, securing the Obligations and delivered to the Collateral Agent.

                  "Pool Agreement" means the Pool Agreement, dated as of January 3, 2002, and amended and restated on April 1, 2002, by and among Oglebay Marine Services, American Steamship Company and United Shipping Alliance, LLC.

                  "Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0%, or, if a rate of interest is not otherwise in effect, the Reference Rate plus 3.50%.

                  "Priority Professional Expenses" means those expenses entitled to a priority as set forth in sub-clause (ii) of the clause "first" of the definition of the term "Agreed Administrative Expense Priorities".

                  "Pro Rata Share" means:

                           (a)      with respect to a Lender's obligation to
make Loans and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Commitment, by
(ii) the Total Commitment, provided, that, if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Loans and Letter of Credit Obligations, and

                           (b)      with respect to all other matters
(including, without limitation, the indemnification obligations arising under Section 11.05), the percentage obtained by dividing (i) the sum of such Lender's Commitment, by (ii) the sum of the Total Commitment, provided, that, if any of such Lender's Commitment shall have been reduced to zero, such Lender's Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender's Loans (including Agent Advances) and its interest in the Letter of Credit Obligations, and if the Total Commitment shall have been reduced to zero, the Total Commitment shall be deemed to be the aggregate unpaid principal amount of all Loans (including Agent Advances) and Letter of Credit Obligations.

                  "Professional Expense Cap" has the meaning specified in subclause (ii) of clause "first" of the definition of the term "Agreed Administrative Expense Priorities".

                  "Rating Agencies" has the meaning specified therefor in
Section 2.07.

                  "Receivables" means all of the following now owned or hereafter arising or acquired property of each Loan Party: (i) all Accounts;
(ii) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (iii) all payment intangibles of such Loan Party; (iv) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Loan Party or otherwise in favor of or delivered to any Loan Party in connection with any Account; or (v) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Loan Party, whether from the sale and lease of goods or other property, licensing of any property (including intellectual property or other general intangibles), rendition of services or from loans or advances by any Loan Party or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Loan Party) or otherwise associated with any Accounts, Inventory or general intangibles of any Loan Party (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Loan Party in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Loan Party from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Loan Party is a beneficiary).

                  "Reference Rate" means the rate publicly quoted from time to time by The Wall Street Journal as the "prime rate"(or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release
H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan or its equivalent).

                  "Reference Rate Loan" means a Loan bearing interest calculated based upon the Reference Rate.

                  "Register" has the meaning specified therefor in Section 13.07(b)(ii).

                  "Registered Loan" has the meaning specified therefor in
Section 13.07(b)(ii).

                  "Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

                  "Reimbursement Obligations" means the obligation of the Borrower to reimburse the Administrative Agent or any Lender for amounts payable by the Administrative Agent or any Lender under a Letter of Credit Guaranty in respect of any drawing made under any letter of credit issued in connection therewith, together with interest thereon as provided in Section 2.04.

                  "Related Fund" means, with respect to any Lender, any Affiliate (other than individuals) of such Lender, including, without limitation, a fund or account managed by such Lender or an Affiliate of such Lender or its investment manager.

                  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

                  "Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. Section 9601.

                  "Reportable Event" means an event described in Section 4043 of ERISA (other than the commencement of the Chapter 11 Cases and any event not subject to the provision for 30-days' notice to the PBGC under the regulations promulgated under such Section).

                  "Required Lenders" means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (b) of the definition of Pro Rata Shares) equal or exceed 50.1%; provided that (a) so long as Silver Point, Sea Pines and their respective Affiliates and Related Funds hold not less than 20% of the Total Commitment (or if the Total Commitment has been terminated or reduced to zero, the aggregate unpaid principal amount of the Loans and the aggregate undrawn amount of all outstanding Letters of Credit), "Required Lenders" shall include Silver Point, and (b) so long as GE Capital and its Affiliates hold not less than 20% of the Total Commitment (or if the Total Commitment has been terminated or reduced to zero, the aggregate unpaid principal amount of the Loans and the aggregate undrawn amount of all outstanding Letters of Credit), "Required Lenders" shall include GE Capital.

                  "Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

                  "Sea Pines" means Sea Pines Funding LLC.

                  "SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

                  "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

                  "Securitization" has the meaning specified therefor in Section 2.07.

                  "Securitization Parties" has the meaning specified therefor in
Section 2.07.

                  "Senior Secured Noteholders" means the Persons from time to time holding the Senior Secured Notes.

                  "Senior Secured Note Indenture" means the Senior Secured Note Purchase Agreement, dated as of October 25, 2002, by and between the Borrower, as the issuer, certain of the Borrower's subsidiaries, as guarantors, and the Senior Secured Noteholders, as purchasers, as the same has been amended prior to the date hereof and as it may from time to time be amended, restated or otherwise modified in accordance with the terms hereof.

                  "Senior Secured Notes" means the Senior Secured Notes, due October 25, 2008, issued by the Borrower to the Senior Secured Noteholders, in the aggregate original principal amount of $75,000,000.

                  "Settlement Period" has the meaning specified therefor in
Section 2.02(d)(i).

                  "Significant Subsidiary" means each Subsidiary of the Borrower that:

                           (a)      accounted for at least 5% of consolidated
revenues of the Borrower and its Subsidiaries or 5% of consolidated earnings of the Borrower and its Subsidiaries before interest and taxes, in each case for the fiscal quarter of the Borrower ending on the last day of the last fiscal quarter of the Borrower immediately preceding the date as of which any such determination is made; or

                           (b)      has assets which represent at least 5% of
the consolidated assets of the Borrower and its Subsidiaries as at the last day of the last fiscal quarter of the Borrower immediately preceding the date as of which any such determination is made.

                  "Silver Point" has the meaning specified therefor in the preamble hereto.

                  "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

                  "Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

                  "Termination Event" means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of
the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan; provided, however, that no Termination Event shall be deemed to have occurred as a result of the commencement of the Chapter 11 Cases.

                  "Title Insurance Policy" means a mortgagee's loan policy, in form and substance reasonably satisfactory to the Agents, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Agents, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Agents, delivered to the Collateral Agent.

                  "Transferee" has the meaning specified therefor in Section 2.08(a).

                  "Total Commitment" means the sum of the amounts of the Lenders' Commitments.

                  "Uniform Commercial Code" has the meaning specified therefor in Section 1.03.

                  "Unused Line Fee" has the meaning specified therefor in
Section 2.06(a).

                  "Vessels" means each of the vessels listed on Schedule V-1 hereto and each other Vessel owned by any Designated Vessel Loan Party, in each case together with all engines, boilers, machinery, masts, anchors, cables, rigging, tackle, apparel, furniture, boats, chains, equipment and all other appurtenances to such vessels whether aboard or removed from such vessels, together with any and all additions, improvements and/or replacements which may hereafter be made to, on or in such vessels or any part thereof.

                  "WARN" has the meaning specified therefor in Section 7.01(y).

                  Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).

                  Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

                  Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent, any Lender or the L/C Issuer, such period shall in any event consist of at least one full day.

                                   ARTICLE II

                                    THE LOANS

                  Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Loans to the Borrower at any time and from time to time from the Interim Facility Effective Date to the Final Maturity Date, or until the earlier reduction of its Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Loans at any time outstanding not to exceed the amount of such Lender's Commitment;

                           (b)      Notwithstanding the foregoing,

                                    (i)      the aggregate principal amount of
Loans outstanding at any time to the Borrower shall not exceed the difference between (A) the then current Availability, and (B) the aggregate Letter of Credit Obligations;

                                    (ii)     prior to the Final Facility
Effective Date, the aggregate principal amount of Loans outstanding shall not exceed $40,000,000 less the aggregate face amount of the Letters of Credit Accommodations outstanding;

                                    (iii)    the Total Commitment shall
automatically and permanently be reduced to zero on the Final Maturity Date;

                                    (iv)     within the foregoing limits, the
Borrower may borrow, repay and reborrow Loans, on or after the Interim Facility Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

                  Section 2.02 Making the Loans. The Borrower shall give the Administrative Agent prior written notice in substantially the form of Exhibit B hereto (a "Notice of Borrowing")), not later than 12:00 noon (New York City time) on the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, provided, that such Notice of Borrowing shall be received by the Administrative Agent, (x) in the case of a borrowing consisting of a Reference Rate Loan, not later than 12:00 noon (New York City time) on the borrowing date of the proposed Reference Rate Loan, and (y) in the case of a borrowing consisting of LIBOR Rate Loans, not later than 12:00 noon (New York City time) on a date that is three (3) Business Days prior to the proposed borrowing). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan,
(ii) whether such Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (iii) the use of the proceeds of such proposed Loan, and (iv) the proposed borrowing date, which must be a Business Day. The Administrative Agent and the Lenders may act without liability upon the basis of written or telecopied notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

                           (b)      Each Notice of Borrowing pursuant to this
Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Reference Rate Loan shall be made in a minimum amount of $200,000 and shall be in an integral multiple of $100,000. Each LIBOR Rate Loan shall be made in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof. No more than six (6) Interest Periods in the aggregate for the Borrower may exist at any one time.

                           (c)      (i)      Except as otherwise provided in
this subsection 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

                                    (ii)     Notwithstanding any other provision
of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders, Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in subsection 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day prior to the date of the proposed Loan that one or more of the conditions precedent contained in
Section 6.02 will not be satisfied at the time of the proposed Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 6.02 have been satisfied. If either (x) the Borrower gives a Notice of Borrowing requesting a Loan that is a LIBOR Rate Loan or (y) the Administrative Agent elects not to fund a requested Loan that is a Reference Rate Loan on behalf of such Lenders, then promptly after receipt of the Notice of Borrowing requesting such Loan, the Administrative Agent shall notify each Lender of the specifics of the requested Loan and that it will not fund the requested Loan on behalf of the Lenders. If the Administrative Agent notifies the Lenders that it will not fund a requested Loan on behalf of the Lenders, each Lender shall make its Pro Rata Share of the Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent's Account no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Lender not later than 1:00 p.m. (New York City time)) (1) on the date of the proposed Loan in the case of a Reference Rate Loan and (2) two days prior to the date of the proposed Loan, in the case of a LIBOR Rate Loan. The Administrative Agent will make the proceeds of such Loans available to the Borrower on the day of the proposed Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Loans received by the Administrative Agent in the Administrative Agent's Account or the amount funded by the Administrative Agent on behalf of the Lenders to be deposited in an account designated by the Borrower.

                                    (iii)    If the Administrative Agent has
notified the Lenders that the Administrative Agent, on behalf of such Lenders, will not fund a particular Loan pursuant to subsection 2.02(c)(ii), the Administrative Agent may assume that each such Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding

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amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Loan made by the Administrative Agent for its own account. Upon any such failure, the Borrower shall, upon demand by the Administrative Agent, repay such amount to the Administrative Agent for its own account.

                                    (iv)     Nothing in this subsection 2.02(c)
shall be deemed to relieve any Lender from its obligations to fulfill its Commitment hereunder or to prejudice any rights that the Agents or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

                           (d)      (i)      With respect to each LIBOR Rate
Loan, on the first and the last date of each Interest Period, and with respect to all periods for which the Administrative Agent, on behalf of the Lenders, has funded Loans that are Reference Rate Loans pursuant to subsection 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such Interest Period, week or shorter period being herein called a "Settlement Period"), the Administrative Agent shall notify each Lender of the unpaid principal amount of the Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Loans made on the date of such Lender's initial funding), each Lender shall promptly (and in any event not later than 3:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Loans to such an extent that, after giving effect to such adjustment, each such Lender's interest in the then outstanding Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Lender under this subsection 2.02(d) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans which have been funded by such Lender.

                                    (ii)     In the event that any Lender fails
to make any payment required to be made by it pursuant to subsection 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Borrower shall, upon demand by the Administrative Agent, repay such amount to the Administrative Agent for its own account. Nothing in this subsection 2.02(d)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

                  Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Loans shall be due and payable on the Final Maturity Date.

                           (b)      Each Lender shall maintain in accordance
with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                           (c)      The Administrative Agent shall maintain
accounts in which it shall record (i) the amount of each Loan made hereunder,
(ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

                           (d)      The entries made in the accounts maintained
pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                           (e)      Any Lender may request that Loans made by it
be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                  Section 2.04 Interest. (a) Loans. Subject to the terms of this Agreement, at the option of the Borrower, each Loan shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each Loan that is a (A) Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding from the date of such Loan until such principal amount becomes due, at a rate per annum equal to the Reference Rate plus 1.50% and (B) LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount becomes due, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Loan plus 4.00%; provided, that, the rate otherwise applicable under clauses (A) and (B) above shall increase by an additional 1.0% as of the effective date of each Final Maturity Date Extension.

                           (b)      Default Interest. To the extent permitted by
law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, outstanding Reimbursement Obligations or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

                           (c)      Interest Payment. Interest on each Loan
shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 5.02 with the amount of any interest payment due hereunder.

                           (d)      General. All interest shall be computed on
the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

                  Section 2.05 Reduction of Commitment; Prepayment of Loans.

                           (a)      Reduction of Commitments.

                                    (i)      The Total Commitment and the
Commitment of each Lender shall terminate on the Final Maturity Date. The Borrower may, without premium or penalty, reduce the Total Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Loans then outstanding, (B) the aggregate principal amount of all Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time, (D) the stated amount of all Letter of Credit Accommodations not yet issued as to which a request has been made and not withdrawn, and (E) any reserves established pursuant to clause (ii) of the definition of "Availability" and pursuant to the definition of "Borrowing Base".

                                    (ii)     Each such voluntary reduction of
the Total Commitment pursuant to Section 2.05(a)(i) shall be in an amount which is an integral multiple of $5,000,000 (unless the Total Commitment in effect immediately prior to such reduction is less than $5,000,000), shall be made by providing not less than five (5) Business Days' prior written notice to the Administrative Agent and the Collateral Agent and shall be irrevocable. Once reduced, the Total Commitment may not be increased. Each such reduction of the Total Commitment shall reduce the applicable Commitment of each Lender holding such commitment proportionately in accordance with its Pro Rata Share thereof.

                           (b)      Optional Prepayment.

                                    (i)      General. The Borrower may, at any
time, prepay without penalty or premium the principal of any Loan, in whole or in part.

                                    (ii)     Prepayment In Full. The Borrower
may, upon at least five (5) Business Days prior written notice to the Administrative Agent and the Collateral Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations (including either
(A) providing cash collateral to be held by the Administrative Agent in an amount equal to 105% of the aggregate undrawn amount of all outstanding Letter of Credit Accommodations or (B) causing the original Letter of Credit Accommodations to be returned to the Administrative Agent), in full. If the Borrower has sent a notice of termination pursuant to this clause (ii), then the Lenders' obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations (including either (A) providing cash collateral to be held by the Administrative Agent in an amount equal to 105% of the aggregate undrawn amount of all outstanding Letter of Credit Accommodations or (B) causing the original Letter of Credit Accommodations to be returned to the Administrative Agent), in full, on the date set forth as the date of termination of this Agreement in such notice.

                           (c)      Mandatory Prepayment.

                                    (i)  (A)    The Borrower will, at any time,
immediately prepay the Loans when the aggregate principal amount of all Loans plus the outstanding amount of all Letter of Credit Obligations exceeds the Availability, to the full extent of any such excess. On each day that any Loans or Letter of Credit Obligations are outstanding, the Borrower shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Loans and Letter of Credit Obligations outstanding on such day.

                                         (B)      If at any time after the
Borrower has complied with the first sentence of paragraph (A) of this Section 2.05(c)(i), the aggregate Letter of Credit Obligations is greater than the then current Availability, the Borrower shall provide cash collateral to the Administrative Agent in an amount equal to 105% of such excess, which cash collateral shall be deposited in the Letter of Credit Collateral Account and, provided that no Event of Default shall have occurred and be continuing, returned to the Borrower, at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Loans no longer exceeds the then current Availability.

                                    (ii)     The Administrative Agent shall on
each Business Day apply all funds transferred to or deposited in the Administrative Agent's Account, to the payment, in whole or in part, of the outstanding principal amount of the Loans.

                                    (iii)    No later than the third Business
Day after any such Net Cash Proceeds are received, upon any Disposition by any Loan Party or its Subsidiaries, the Borrower shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition. Nothing contained in this subsection (iii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 8.02(c).

                                    (iv)     Upon the issuance or incurrence by
any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a), (b), (c), (d) and (e) of the definition of Permitted Indebtedness), the Borrower shall prepay the outstanding amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (iv) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

                                    (v)      Upon the receipt by any Loan Party
or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

                                    (vi)     Without limiting any other
provision of this Agreement or any other Loan Document permitting or requiring prepayment of Loans in whole or in part, the Borrower shall prepay the Loans in full without premium or penalty on the date which is 30 days following the entry of the Interim Facility Bankruptcy Court Order in the event the Final Bankruptcy Court Order shall not have been entered on or before such date.

                           (d)      Cumulative Prepayments. Except as otherwise
expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

                  Section 2.06 Fees.

                           (a)      Unused Line Fee. From and after the Interim
Facility Effective Date and until the Final Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, an unused line fee (the "Unused Line Fee"), which shall accrue at the rate per annum of 0.625% on the excess, if any, of the Total Commitment over the sum of the average principal amount of all Loans and Letter of Credit Obligations outstanding from time to time and shall be payable monthly in arrears on the first day of the month immediately following the Interim Facility Effective Date.

                           (b)      Fee Letter. From and after the Interim
Facility Effective Date, the Borrower shall pay to the Administrative Agent, for the account of the Agents and the Lenders, in accordance with a written agreement among the Agents and the Lenders, the fees specified in the Fee Letter, at the times specified for payment therein.

                  Section 2.07 Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a "Securitization") through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody's, Standard & Poor's or one or more other rating agencies (the "Rating Agencies"). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the "Securitization Parties") for any losses, claims, damages or liabilities (the "Liabilities") to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

                  Section 2.08 Taxes. (a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on (or measured by) the net income of any Lender, any Agent or the L/C Issuer (or any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee")) by the United States of America or by the jurisdiction in which such Lender, such Agent or the L/C Issuer is organized or has its principal lending office or (ii) any branch profits taxes imposed by the United States of America (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, "Taxes"). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any Agent or the L/C Issuer (or any Transferee), (A) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Lender, such Agent or the L/C Issuer (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (B) such Loan Party shall make such deductions and (C) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                           (b)      In addition, each Loan Party agrees to pay
to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Letter of Credit Accommodations or any other Loan Document ("Other Taxes"). Each Loan Party shall deliver to each Lender, each Agent and the L/C Issuer official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

                           (c)      The Loan Parties hereby, jointly and
severally, indemnify and agree to hold each Lender, each Agent and the L/C Issuer harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this
Section 2.08) paid by such Lender, such Agent or the L/C Issuer (or such Transferee), whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Lender, any such Agent or the L/C Issuer makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

                           (d)      Each Lender (or Transferee) that is
organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Borrower and the Agents two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under
Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest", a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of
Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), in each case claiming complete exemption from U.S. Federal withholding tax on payments by the Loan Parties under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from the Borrower or any Agent. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver after the date hereof any form pursuant to this Section 2.08 that such Non-U.S. Lender is not legally able to deliver.

                           (e)      The Loan Parties shall not be required to
indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Agreement to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or such Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (d) above or (iii) the obligation to pay such additional amounts does not result from a change in applicable tax law (including, without limitation, applicable judicial decisions, statutes, regulations or other administrative interpretations) occurring after the date hereof.

                           (f)      Any Lender, any Agent or the L/C Issuer (or
Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall (subject to legal and regulatory restrictions) file any certificate or document reasonably requested in writing by the Borrower or change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, would not require such Lender, such Agent or the L/C Issuer (or Transferee) to disclose any information such Lender, such Agent or the L/C Issuer (or Transferee) deems confidential and would not, in the sole determination of such Lender, such Agent or the L/C Issuer (or Transferee), be otherwise disadvantageous to such Lender, such Agent or the L/C Issuer (or Transferee).

                           (g)      If any Lender, any Agent or the L/C Issuer
(or a Transferee) shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes with respect to which any Loan Party has paid additional amounts, pursuant to this Section 2.08, it shall promptly notify the Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the Loan Parties' expense. If any Lender, any Agent or the L/C Issuer (or Transferee) receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.08, it shall within 30 days from the date of such receipt pay over such refund to the Borrower, net of all out-of-pocket expenses of such Lender, such Agent or the L/C Issuer (or Transferee).

                           (h)      The obligations of the Loan Parties and
Lenders under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  Section 2.09 LIBOR Not Determinable; Illegality or Impropriety. (a) In the event, and on each occasion, that on or before the day on which LIBOR is to be determined for a borrowing that is to include LIBOR Rate Loans, the Administrative Agent has determined in good faith that, or has been advised by the Collateral Agent or the Required Lenders that, (i) LIBOR cannot be reasonably determined for any reason, (ii) LIBOR will not adequately and fairly reflect the cost of maintaining LIBOR Rate Loans or (iii) Dollar deposits in the principal amount of the applicable LIBOR Rate Loans are not available in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the Lenders' LIBOR Rate Loans are then being conducted, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the other Lenders. In the event of any such determination, any request by the Borrower for a LIBOR Rate

Loan pursuant to Section 2.02 shall, until, (i) in the case of such a determination by the Collateral Agent or the Required Lenders, the Administrative Agent has been advised by the Collateral Agent or the Required Lenders and the Administrative Agent has so advised the Borrower that, or (ii) in the case of a determination by the Administrative Agent, the Administrative Agent has advised the Borrower and the other Lenders that, the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Reference Rate Loan. Each determination by the Administrative Agent, the Collateral Agent and/or the Required Lenders hereunder shall be conclusive and binding absent manifest error.

                           (b)      In the event that it shall be unlawful or
improper for any Lender to make, maintain or fund any LIBOR Rate Loan as contemplated by this Agreement, then such Lender shall forthwith give notice thereof to the Administrative Agent and the Borrower describing such illegality or impropriety in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Lender to make LIBOR Rate Loans shall be suspended for the duration of such illegality or impropriety and, if and when such illegality or impropriety ceases to exist, such suspension shall cease, and such Lender shall notify the Administrative Agent and the Borrower. If any such change shall make it unlawful or improper for any Lender to maintain any outstanding LIBOR Rate Loan as a LIBOR Rate Loan, such Lender shall, upon the happening of such event, notify the Administrative Agent and the Borrower, and the Borrower shall immediately, or if permitted by applicable law, rule, regulation, order, decree, interpretation, request or directive, at the end of the then current Interest Period for such LIBOR Rate Loan, convert each such LIBOR Rate Loan into a Reference Rate Loan.

                  Section 2.10 Indemnity. (a) The Loan Parties hereby jointly and severally indemnify each Lender against any loss or expense that such Lender actually sustains or incurs (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan, and including loss of anticipated profits) as a consequence of (i) any failure by the Loan Parties to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article VI, (ii) any failure by the Borrower to borrow any LIBOR Rate Loan hereunder, to convert any Reference Rate Loan into a LIBOR Rate Loan or to continue a LIBOR Rate Loan as such after notice of such borrowing, conversion or continuation has been given pursuant to Section 2.02 or
2.11 hereof, (iii) any payment, prepayment (mandatory or optional) or conversion of a LIBOR Rate Loan required by any provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any LIBOR Rate Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (v) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of anticipated profits) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Rate Loan. Such loss or reasonable expense shall include but not be limited to an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid or prepaid or converted or continued or not borrowed or converted or continued (based on LIBOR applicable thereto) for the period from the date of such payment, prepayment, conversion, continuation or failure to borrow, convert or continue on the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the last day of the Interest

Period for such Loan that would have commenced on the date of such failure to borrow, convert or continue) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in re-employing the funds so paid, prepaid, converted or continued or not borrowed, converted or continued for such Interest Period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 and the basis for the determination of such amount or amounts shall be delivered to the Borrower and shall be conclusive and binding absent manifest error.

                           (b)      Notwithstanding paragraph (a) of this
Section 2.10, the Administrative Agent will use reasonable efforts to minimize or reduce any such loss or expense resulting from the mandatory prepayments required by Section 2.05(c) of this Agreement by applying all payments and prepayments to Reference Rate Loans prior to any application of payments to LIBOR Rate Loans.

                  Section 2.11 Continuation and Conversion of Loans. Subject to
Section 2.09 hereof, the Borrower shall have the right, at any time, on three
(3) Business Days prior irrevocable written notice to the Administrative Agent, to continue any LIBOR Rate Loan, or any portion thereof, into a subsequent Interest Period or to convert any Reference Rate Loan or portion thereof into a LIBOR Rate Loan, or on one (1) Business Day prior irrevocable written notice to the Administrative Agent, to convert any LIBOR Rate Loan or portion thereof into a Reference Rate Loan, subject to the following:

                           (a)      no LIBOR Rate Loan may be continued as such
and no Reference Rate Loan may be converted into a LIBOR Rate Loan, when any Event of Default shall have occurred and be continuing at such time,

                           (b)      in the case of a continuation of a LIBOR
Rate Loan as such or a conversion of a Reference Rate Loan into a LIBOR Rate Loan, the aggregate principal amount of such LIBOR Rate Loan shall not be less than $1,000,000 and in multiples of $500,000 if in excess thereof;

                           (c)      any portion of a Loan maturing or required
to be repaid in less than two weeks may not be converted into or continued as a LIBOR Rate Loan; and

                           (d)      if any conversion of a LIBOR Rate Loan shall
be effected on a day other than the last day of an Interest Period, the Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred or to be incurred by it in the reemployment of the funds released by such conversion as provided in Section 2.10 hereof.

In the event that the Borrower shall not give notice to continue any LIBOR Rate Loan into a subsequent Interest Period, such Loan shall automatically become a Reference Rate Loan at the expiration of the then current Interest Period.

                  Section 2.12 Extension of Final Maturity Date. (a) Upon request by the Borrower, the Final Maturity Date may be extended for up to two three-month periods (each, a "Final Maturity Date Extension") commencing on the Final Maturity Date prior to giving effect to any such extension, provided, that
(i) the Borrower requests such renewal by giving written notice to the Agents on or before the date which is thirty (30) days prior to the existing Final Maturity Date requesting that such Final Maturity Date be so extended, (ii) with respect to the first Final Maturity Date Extension, the Lenders shall grant such Final Maturity Date Extension so long as (A) there exists no continuing Event of Default both immediately before and immediately after giving effect to such Final Maturity Date Extension and (B) the Administrative Agent shall have received, for the account of the Lenders in accordance with their Pro Rata Shares, the Extension Fee (as such term is defined in the Fee Letter), and (iii) with respect to the second Final Maturity Date Extension, the Lenders may grant such Final Maturity Date Extension so long as (x) the conditions set forth in clause (A) and (B) in the preceding clause
(ii) have been satisfied and (y) the Required Lenders shall have consented in writing to such second Final Maturity Date Extension.

                           (b)      Notwithstanding anything to the contrary
contained herein, in the case of the second Final Maturity Date Extension, the Required Lenders shall have no obligation to grant such Final Maturity Date Extension and the Required Lenders may, at their option, unconditionally and without cause, decline to grant such second Final Maturity Date Extension. The Borrower hereby acknowledges and agrees that, in determining whether to grant the second Final Maturity Date Extension, the Required Lenders may require updated appraisals of the Inventory, the Equipment and the Vessels of the Loan Parties, in each case to be conducted by third-party appraisers acceptable to the Agents, the cost of which appraisals shall be payable by the Borrower.

                                  ARTICLE III

                         LETTER OF CREDIT ACCOMMODATIONS

                  Section 3.01 Letter of Credit Guaranty.

                           (a)      In order to assist the Borrower in
establishing or opening letters of credit (each, a "Letter of Credit Accommodation"), which shall not have expiration dates later than the date that is five (5) days prior to the Final Maturity Date, with the L/C issuer, the Borrower have requested the Administrative Agent to join in the applications for such Letter of Credit Accommodations and/or guarantee payment or performance of such Letter of Credit Accommodations and any drafts thereunder through the issuance of a Letter of Credit Guaranty, thereby lending the Administrative Agent's credit to that of the Borrower, and the Administrative Agent has agreed to do so. These arrangements shall be coordinated by the Administrative Agent, subject to the terms and conditions set forth below. The Administrative Agent shall not be required to be the issuer of any Letter of Credit Accommodation. The Borrower will be the account party for the application of each Letter of Credit Accommodation, which shall be in form and substance satisfactory to the Administrative Agent and the L/C Issuer or on a computer transmission system approved by the Administrative Agent and the L/C Issuer, or such other written form or computer transmission system as may from time to time be approved by the Administrative Agent and the L/C Issuer, and shall be duly completed in a manner and at a time reasonably acceptable to the Administrative Agent, together with such other certificates, agreements, documents and other papers and information as the Administrative Agent and the L/C Issuer may reasonably request, which shall include, without limitation, the requested date of issuance and the name and address of the beneficiary (the "Letter of Credit Application"). In the event of any conflict between the terms of any Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control.

                           (b)      The aggregate Letter of Credit Obligations
shall not at any time exceed lower of (i) the difference between (A) the Availability and (B) the aggregate principal amount of all Loans then outstanding, and (ii) the L/C Subfacility. In addition, the terms and conditions of all Letter of Credit Accommodations and all changes or modifications thereof by the Borrower and/or the L/C Issuer shall in all respects be subject to the prior approval of the Administrative Agent in its reasonable credit judgment; provided, however, that (i) the expiry date of all Letter of Credit Accommodations shall be no later than five (5) Business Days prior to the Final Maturity Date, (ii) no more than thirty (30) Letters of Credit Accommodations may be outstanding at any time, and (iii) the Letter of Credit Accommodations and all documentation connection therewith shall be in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.

                           (c)      If the Administrative Agent is obligated to
advance funds under a Letter of Credit Guaranty or in connection with a Letter of Credit Accommodation, the Administrative Agent may immediately reimburse such disbursement by charging the Loan Account as set forth below. In the event that the Administrative Agent does not charge the Loan Account, the Borrower shall, upon demand by the Administrative Agent, immediately reimburse such disbursement to the Administrative Agent by paying to it an amount equal to such disbursement not later than 12:00 noon (New York City time) on the date that such disbursement is made, if the Borrower shall have received written or telephone notice of such disbursement prior to 11:00 a.m. (New York City time) on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then no later than 12:00 noon (New York City time) on the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m. (New York City time) on the date of receipt. In the absence of such reimbursement, the Administrative Agent shall have the right, without notice to the Borrower, to charge the Loan Account with the amount of such disbursement and the Administrative Agent shall have the right, without notice to the Borrower, to charge the Loan Account with the amount of any and all other Indebtedness, liabilities and obligations of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Administrative Agent or the Lenders under the Letter of Credit Guaranty or incurred by the L/C Issuer with respect to a Letter of Credit Accommodation at the earlier of (i) payment by the Administrative Agent or the Lenders under the Letter of Credit Guaranty or (ii) the occurrence of any Default or Event of Default. Any amount charged to the Loan Account shall be deemed a Loan hereunder made by the Lenders to the Borrower, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02. Any charges, fees, commissions, costs and expenses charged to the Administrative Agent for the Borrower's account by the L/C Issuer in connection with or arising out of Letter of Credit Accommodations or transactions relating thereto will be charged to the Loan Account in full when charged to or paid by the Administrative Agent and, when charged, shall be conclusive on the Borrower absent manifest error. Each of the Lenders and the Borrower agree that the Administrative Agent shall have the right to make such charges regardless of whether any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 6.02 have been satisfied. If any such reimbursement of disbursements made by the Administrative Agent is not made by the Administrative Agent by charging the Loan Account and the Borrower request and are entitled to obtain a Loan to reimburse such disbursements on the date such reimbursement is due, such reimbursement shall be made no later than the time that the Administrative Agent makes the proceeds of the Loan available to the Borrower.

                           (d)      The Borrower understands that the Letter of
Credit Guaranties may require the Administrative Agent and/or the Lenders to indemnify the L/C Issuer for certain costs or liabilities arising out of claims by the Borrower against such L/C Issuer. The Borrower unconditionally indemnifies each Agent and each Lender and holds each Agent and each Lender harmless from any and all loss, claim or liability incurred by any Agent or any Lender arising from any transaction or occurrences relating to Letter of Credit Accommodations, any drafts or acceptances thereunder, the Collateral relating thereof, and all Obligations in respect thereto, including any such loss or claim due to any action taken by the L/C Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the L/C Issuer, any Agent or any Lender as determined by a final judgment of a court of competent jurisdiction. The Borrower further agrees to hold each Agent and each Lender harmless from any errors of omission, negligence, or misconduct (but not gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction) by the L/C Issuer. The Borrower agrees to be bound by the L/C Issuer's regulations and interpretations of any Letter of Credit Accommodation that is the subject of a Letter of Credit Guaranty and opened to or for the Borrower's account or by the Administrative Agent's interpretations of any Letter of Credit Accommodation issued for the Borrower's account, even though such interpretation may be different from the Borrower's own, and the Borrower understands and agrees that the Lenders, the Agents and the L/C Issuer shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following the Borrower's instructions or those contained in the Letter of Credit Accommodation or any modifications, amendments, or supplements thereto. The Borrower's unconditional obligations to each Agent, each Lender and the L/C Issuer with respect to Letter of Credit Accommodations hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of such Agent's, such Lender's or the L/C Issuer's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The Borrower agrees that any charges incurred by the Administrative Agent or the L/C Issuer for the Borrower's account hereunder may be charged to the Loan Account.

                           (e)      Upon any payments made to the L/C Issuer
under the Letter of Credit Guaranty, the Administrative Agent or the Lenders, as the case may be, shall, without prejudice to their rights under this Agreement (including that such unreimbursed amounts shall constitute Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrower in favor of the L/C Issuer in any application for Letter of Credit Accommodations, any standing agreement relating to Letter of Credit Accommodations or otherwise, all of which shall be deemed to have been granted to the Administrative Agent and the Lenders and apply in all respects to the Administrative Agent and the Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

                  Section 3.02 Participations.

                           (a)      Immediately upon issuance by the L/C Issuer
of any Letter of Credit Accommodation pursuant to this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Pro Rata Share, in all obligations of the Administrative Agent in such Letter of Credit Accommodation including, without limitation, all Reimbursement Obligations of the Borrower with respect thereto pursuant to the Letter of Credit Guaranty or otherwise.

                           (b)      In the event that the Administrative Agent
makes any payment in respect of the Letter of Credit Guaranty and the Borrower shall not have repaid such amounts to the Administrative Agent, the Administrative Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Section 3.01(c) and Section 5.02 of this Agreement.

                           (c)      The obligations of a Lender to make payments
to the Administrative Agent for the account of the Administrative Agent, the Lenders or the L/C Issuer with respect to a Letter of Credit Accommodation shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                                    (i)      any lack of validity or
enforceability of this Agreement or any of the other Loan Documents;

                                    (ii)     the existence of any claim, setoff,
defense or other right which the Borrower or any other Loan Party may have at any time against a beneficiary named in such Letter of Credit Accommodation or any transferee of such Letter of Credit Accommodation (or any Person for whom any such transferee may be acting), any Agent, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit Accommodation, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other Loan Party or any other party and the beneficiary named in such Letter of Credit Accommodation;

                                    (iii)    any draft, certificate or any other
document presented under such Letter of Credit Accommodation proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                                    (iv)     the surrender or impairment of any
security for the performance or observance of any of the terms of any of the Loan Documents;

                                    (v)      any failure by any Agent to provide
any notices required pursuant to his Agreement relating to such Letter of Credit Accommodation;

                                    (vi)     any payment by the L/C Issuer under
such Letter of Credit Accommodation against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit Accommodation; or

                                    (vii)    the occurrence of any Default or
Event of Default.

                  Section 3.03 Letter of Credit Accommodations.

                           (a)      The Borrower may, upon reasonable notice in
advance of such issuance but, in any event, not later than 12:00 noon, New York City time, at least two (2) Business Days in advance of the issuance thereof, request the Administrative Agent to assist the Borrower in establishing or opening a Letter of Credit Accommodation by delivering to the Administrative Agent, with a copy to the L/C Issuer, a Letter of Credit Application, together with any necessary related documents. The Administrative Agent shall not provide support, pursuant to the Letter of Credit Guaranty, if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit Accommodation that one or more of the conditions precedent in Section 6.02 will not have been satisfied on such date, and the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 6.02 have been satisfied.

                           (b)      (i) The Borrower shall pay to the
Administrative Agent for the account of the Lenders (A) for any Letter of Credit Accommodation issued hereunder, a non-refundable fee equal to 4.00% per annum of the stated amount of such Letter of Credit Accommodation, payable quarterly in advance, on the date such Letter of Credit Accommodation is issued and (B) for any amendment to an existing Letter of Credit Accommodation that increases the stated amount of such Letter of Credit Accommodation, a non-refundable fee equal to 4.00% per annum of the increase in the stated amount of such Letter of Credit Accommodation, payable on a quarterly basis on the date of such increase and on the first day of each quarter thereafter (the "Letter of Credit Fees"); provided, that, the rate otherwise applicable under clauses (A) and (B) above shall increase by an additional 1.0% as of the effective date of each Final Maturity Date Extension; provided, further, that the Administrative Agent may, and upon the written direction of the Required Lenders shall, require the Borrower to pay the Administrative Agent such Letter of Credit Fee, at a rate equal to 2.0% plus the per annum rate otherwise applicable thereto on such daily outstanding balance for: (I) the period from and after the date of termination hereof until all Obligations shall have been Paid in Full (notwithstanding entry of a judgment against the Borrower) and (II) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by the Collateral Agent and the Administrative Agent.

                                    (ii)     L/C Issuer Charges. The Borrower
shall pay to the Administrative Agent any and all customary charges assessed by the L/C Issuer in connection with the issuance, administration, amendment, payment or cancellation of Letter of Credit Accommodations.

                           (c)      Charges to the Loan Account. The Borrower
hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 3.01(c) and
Section 5.02 of this Agreement with the amount of any Letter of Credit Accommodation fees or charges due under this Section 3.03.

                                   ARTICLE IV

                      SECURITY AND ADMINISTRATIVE PRIORITY

                  Section 4.01 Collateral; Grant of Lien and Security Interest.

                           (a)      As security for the full and timely payment
and performance of all of the Obligations:

                                    (i)      each of the Loan Parties hereby, as
of the Interim Bankruptcy Court Order Entry Date, assigns, pledges and grants to the Collateral Agent, for the benefit of the Lenders, a perfected security interest in and to, and a Lien on, all of the property, assets or interests in property or assets of such Person, of any kind or nature whatsoever, real or personal, now existing or hereafter acquired or created, including, without limitation, all property of the "estate" (within the meaning of the Bankruptcy
Code), and all accounts, inventory, goods, contract rights, instruments, documents, chattel paper, general intangibles, payment intangibles, letters of credit, letter-of-credit rights, supporting obligations, machinery and equipment, real property, Vessels and other marine assets, fixtures, leases, all of the Capital Stock (whether such stock is voting or non-voting stock) in any of its Subsidiaries, money, investment property, deposit accounts, all commercial tort claims (excluding all Avoidance Actions and the proceeds thereof), and all cash and non-cash proceeds, rents, products and profits of any of the foregoing

(all property of the Loan Parties subject to the security interest referred to in this Section 4.01(a) being hereafter collectively referred to as the "Collateral").

                           (b)      Upon entry of the Interim Bankruptcy Court
Order or Final Bankruptcy Court Order, as the case may be, the Liens and security interests in favor of the Collateral Agent referred to in Section 4.01(a) hereof shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral, other than for the Permitted Priority Liens. Such Liens and security interests and their priority shall remain in effect until the Total Commitment shall have been terminated and all Obligations shall have been repaid in cash in full and the outstanding Letter of Credit Accommodations have been terminated or cash collateralized.

                           (c)      Notwithstanding anything herein to the
contrary (i) all proceeds received by the Agents and the Lenders from the Collateral subject to the Liens granted in this Section 4.01 and in each other Loan Document and by the Bankruptcy Court Orders shall be subject to the prior payment of the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities, and (ii) no Person entitled to Carve-Out Expenses shall be entitled to sell or otherwise dispose, or seek or object to the sale or other disposition, of any Collateral.

                  Section 4.02 Administrative Priority. Each of the Borrower and Guarantors agrees for itself that the Obligations of such Person shall constitute allowed administrative expenses in the Chapter 11 Cases, having priority over all administrative expenses of and unsecured claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c) and 1114 of the Bankruptcy Code, subject, as to priority, only to Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities.

                  Section 4.03 Grants, Rights and Remedies. The Liens and security interests granted pursuant to Section 4.01(a) hereof and the administrative priority granted pursuant to Section 4.02 hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the Bankruptcy Court Orders and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Agents and the Lenders hereunder and thereunder are cumulative.

                  Section 4.04 No Filings Required. The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, and entry of the Interim Bankruptcy Court Order shall have occurred on or before the date of any Loan or the issuance of any Letter of Credit Accommodations. The Collateral Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, as the case may be, or any other Loan Document.

                  Section 4.05 Survival. The Liens, lien priority, administrative priorities and other rights and remedies granted to the Agents and the Lenders pursuant to this Agreement, the Bankruptcy Court Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by the Borrower or any Guarantor (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

                           (a)      except for the Carve-Out Expenses having
priority of payment over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities as set forth in Section 4.02, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Agents and the Lenders against the Borrower or any Guarantor in respect of any Obligation;

                           (b)      the Liens in favor of the Agents and the
Lenders set forth in Section 4.01(a) hereof shall constitute valid and perfected first priority Liens and security interests, subject only to Permitted Priority Liens to which such Liens and security interests may be subordinate and junior, and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and

                           (c)      the Liens in favor of the Agents and the
Lenders set forth herein and in the other Loan Documents shall continue to be valid and perfected without the necessity that the Collateral Agent file financing statements, mortgages or otherwise perfect its Lien under applicable non-bankruptcy law.

                                   ARTICLE V

                      FEES, PAYMENTS AND OTHER COMPENSATION

                  Section 5.01 Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 8.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct audits, inspections, valuations and/or field examinations of any or all of the Loan Parties at any time and from time to time in a manner so as not to unduly disrupt the business of the Loan Parties. The Borrower agrees to pay (a) $750 per day per examiner plus the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (b) the cost of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agents; provided, that, in the absence of an Event of Default, the Borrower shall not be obligated to pay for more than four field examinations in any 12 month period; provided, however, that after the occurrence and during the continuance of an Event of Default, the Borrower shall pay for all field examinations.

                  Section 5.02 Payments; Computations and Statements. (a) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02(c), after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 6.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Loan hereunder made by the Lenders to the Borrower, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02(c). The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent's discretion, provided that the Administrative Agent shall, from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrower with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

                           (b)      The Administrative Agent shall provide the
Borrower, promptly after the end of each calendar month, an accounting (in the form from time to time used by the Administrative Agent) of the Loan Account of the Borrower during such month, Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

                  Section 5.03 Sharing of Payments, Etc. Except as provided in
Section 2.02(c), if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its share of payments in accordance with the terms of this Agreement, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment with the other Lenders in accordance with and to the extent required by the terms of this Agreement; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 5.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                  Section 5.04 Apportionment of Payments. Subject to Section 2.02(c):

                           (a)      All payments of principal and interest in
respect of outstanding Loans, all payments in respect of the Letter of Credit Obligations, all payments of fees (other than the fees set forth in Section 2.06 hereof and the Fee Letter, the Letter of Credit Fees provided for in Section 3.03(b) and the audit and collateral monitoring fee provided for in Section 5.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

                           (b)      After the occurrence and during the
continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral: (i) first, ratably to pay the Obligations in respect of any fees (including any fees or charges assessed by the L/C Issuer), expense reimbursements, indemnities and other amounts then due to the Agents or the L/C Issuer until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees (including Letter of Credit Fees payable to the Lenders), expense reimbursements and indemnities then due to the Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Agent Advances until paid in full; (iv) fourth, ratably to pay principal of the Agent Advances until paid in full; (v) fifth, ratably to pay interest due in respect of the Loans and Letter of Credit Obligations until paid in full; (vi) sixth, ratably to pay principal of the Loans and Letter of Credit Obligations (or, to the extent such Letter of Credit Obligations are contingent, to provide cash collateral in an amount equal to 105% of such Letter of Credit Obligations) until paid in full; (vii) seventh, to the ratable payment of all other Obligations then due and payable.

                  Section 5.05 Increased Costs and Reduced Return. (a) If any Lender, any Agent or the L/C Issuer shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer (in each case, whether or not having the force of law), shall (i) subject any Lender, any Agent or the L/C Issuer, or any Person controlling any such Lender, any such Agent or the L/C Issuer to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or such Agent or any Letter of Credit Accommodation issued by the L/C Issuer, or change the basis of taxation of payments to any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer of any amounts payable hereunder (except for taxes on the overall net income of any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, any Letter of Credit Accommodation or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer or (iii) impose on any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer any other condition regarding this Agreement or any Loan or Letter of Credit Accommodation, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender, any Agent or the L/C Issuer of making any Loan, issuing, guaranteeing or participating in any Letter of Credit Accommodation, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit Accommodation, or to reduce any amount received or receivable by any Lender, any Agent or the L/C Issuer hereunder, then, upon demand by any such Lender, any such Agent or the L/C Issuer, the Borrower shall pay to such Lender, such Agent or the L/C Issuer such additional amounts as will compensate such Lender, such Agent or the L/C Issuer for such increased costs or reductions in amount; provided, that the Borrower shall not be required to compensate any Lender, any Agent or the L/C Issuer for any amounts incurred more than 180 days prior to the date such Person notifies the Borrower that it intends to claim such compensation therefor.

                           (b)      If any Lender, any Agent or the L/C Issuer
shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender, any Agent or the L/C Issuer or any Person controlling such Lender, such Agent or the L/C Issuer with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender, any Agent or the L/C Issuer or any Person controlling such Lender, such Agent or the L/C Issuer, and any Lender, any Agent or the L/C Issuer determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letter of Credit Accommodations issued or any guaranty or participation with respect thereto, any Lender's, any Agent's or the L/C Issuer's or any such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender's, any Agent's or the L/C Issuer's any such other controlling Person's capital to a level below that which such Lender, such Agent or the L/C Issuer or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letter of Credit Accommodations issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letter of Credit Accommodations or such Lender's, such Agent's or the L/C Issuer's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Lender's, such Agent's or the L/C Issuer's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by any Lender, any Agent or the L/C Issuer, the Borrower shall pay to such Lender, such Agent or the L/C Issuer from time to time such additional amounts as will compensate such Lender, such Agent or the L/C Issuer for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender's, such Agent's or the L/C Issuer's or such other controlling Person's capital; provided, that the Borrower shall not be required to compensate any Lender, any Agent or the L/C Issuer for any amounts incurred more than 180 days prior to the date such Person notifies the Borrower that it intends to claim such compensation therefor.

                           (c)      All amounts payable under this Section 5.05
shall bear interest from the date that is ten (10) Business Days after the date of demand by any Lender, any Agent or the L/C Issuer until payment in full to such Lender, such Agent or the L/C Issuer at the Reference Rate. A certificate of such Lender, such Agent or the L/C Issuer claiming compensation under this
Section 5.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender, such Agent or the L/C Issuer to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender's, such Agent's or the L/C Issuer's reasons for invoking the provisions of this Section 5.05, and shall be final and conclusive absent manifest error.

                                   ARTICLE VI

                               CONDITIONS TO LOANS

                  Section 6.01 Conditions Precedent to Interim Facility Effectiveness. This Agreement shall become effective as of the Business Day (the "Interim Facility Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Administrative Agent and the Collateral Agent:

                           (a)      Interim Bankruptcy Court Order. The Interim
Bankruptcy Court Order shall have been entered by the Bankruptcy Court and the Administrative Agent and the Collateral Agent shall have received a true and complete copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, vacated or subject to appeal absent prior written consent of the Agents, the Lenders and the Borrower. The Interim Bankruptcy Court Order may contain provisions granting the Existing Agents and the Existing Lenders adequate protection payments (to the extent permitted under Section 8.02(r)) and adequate protection liens, in each case on terms acceptable to the Agents.

                           (b)      Payment of Fees, Etc. The Borrower shall
have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06, the Fee Letter and Section 13.04.

                           (c)      Representations and Warranties; No Event of
Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VII and in each other Loan Document, certificate or other writing delivered to any Agent, any Lender or the L/C Issuer pursuant hereto or thereto on or prior to the Interim Facility Effective Date are true and correct on and as of the Interim Facility Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Interim Facility Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

                           (d)      Legality. The making of the initial Loans or
the issuance of any Letter of Credit Accommodations shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

                           (e)      Delivery of Documents. The Agents shall have
received on or before the Interim Facility Effective Date the following, each in form and substance satisfactory to the Agents and, unless indicated otherwise, dated the Interim Facility Effective Date:

                                    (i)      a Pledge Agreement, duly executed
by each Loan Party;

                                    (ii)     a copy of the resolutions of each
Loan Party, certified as of the Interim Facility Effective Date by a Secretary or an Assistant Secretary thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

                                    (iii)    a certificate of a Secretary or an
Assistant Secretary of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

                                    (iv)     to the extent required by any
Agent, a certificate of the appropriate official(s) of the state or other applicable jurisdiction of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states or other applicable jurisdiction and certified as of a recent date not more than 30 days prior to the Interim Facility Effective Date, together, if requested by any Agent, with confirmation by telephone or telecopy (where available) on the Interim Facility Effective Date from such official(s) as to such matters;

                                    (v)      a true and complete copy of the
charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Interim Facility Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

                                    (vi)     a copy of the charter and by-laws,
limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Interim Facility Effective Date by a Secretary or an Assistant Secretary of such Loan Party or a certificate of a secretary or an Assistant Secretary of such Loan Party certifying that such documents delivered pursuant to the Existing Credit Agreement remain in full force and effect and have not been amended or otherwise modified;

                                    (vii)    an opinion of Jones Day, counsel to
the Loan Parties as to such matters as the Agents may reasonably request;

                                    (viii)   a certificate of an Authorized
Officer of each Loan Party, certifying as to the matters set forth in subsection
(c) of this Section 6.01;

                                    (ix)     a copy of (x) the Financial
Statements and the financial projections described in Section 7.01(g)(i) and 7.01(g)(ii) hereof, certified as of the Interim Facility Effective Date as true and correct by an Authorized Officer of the Borrower, which certification, in the case of the financial projections, shall certify that such projections have been prepared on a reasonable basis and in good faith and are based on assumptions believed by the Borrower to be reasonable at the time prepared and from the best information available to the Borrower at the time prepared; and
(y) a 13 week cash flow budget, which shall show detailed cash receipts and disbursements on a weekly basis and shall be in form and substance satisfactory to the Agents, together with appropriate supporting details and a statement of underlying assumptions, in each case certified as of the Interim Facility Effective Date as true and correct by an Authorized Officer of the Borrower, which certification, in the case of the cash flow budget, shall certify that such cash flow budget has been prepared on a reasonable basis and in good faith and are based on assumptions believed by the Borrower to be reasonable at the time furnished to the Agents and from the best information available to the Borrower at the time furnished to the Agents;

                                    (x)      evidence of the insurance coverage
required by Section 7.01(h), with such endorsements as to the additional insureds or loss payees thereunder as the Agents may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Agents may request;

                                    (xi)     a certificate of a Secretary or an
Assistant Secretary of the Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing and all other notices under this Agreement and the other Loan Documents;

                                    (xii)    a Borrowing Base Certificate, dated
as of January 31, 2004, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request; and

                                    (xiii)   such other agreements, instruments,
approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as any Agent may reasonably request.

                           (f)      Material Adverse Effect. The Agents shall
have determined, in their sole judgment, that no event or development shall have occurred since September 30, 2003 which could have a Material Adverse Effect.

                           (g)      Priority. The Agents shall be satisfied that
the Collateral Agent has been granted, and holds, for the benefit of the Lenders, a perfected, first priority Lien on, and security interest in, all of the Collateral, subject only to Permitted Priority Liens.

                           (h)      Approvals. All consents, authorizations and
approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans shall have been obtained and shall be in full force and effect.

                           (i)      Proceedings; Receipt of Documents. All
proceedings in connection with the making of the initial Loans or the issuance of the initial Letter of Credit Accommodations and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to each Agent and its counsel, and each Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as each Agent or such counsel may reasonably request.

                           (j)      Lender Determination. No Agent or Required
Lenders shall have determined (and provided written notice of such determination to the Administrative Agent) (i) not to make any Advance as a result of a Default or an Event of Default, (ii) not to convert or continue any Loan as a LIBOR Rate Loan as a result of any Event of Default or (iii) not to establish any Letter of Credit Obligation as a result of any Default or Event of Default.

                  Section 6.02 Conditions Precedent to Final Facility Effectiveness. The obligation of any Agent or any Lender to make Loans or of the Administrative Agent to assist the Borrower in obtaining Letter of Credit Accommodations during the Final Period shall commence as of the Business Day (the "Final Facility Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

                           (a)      Final Bankruptcy Court Order, Etc. The Final
Bankruptcy Court Order shall have been signed and entered by the Bankruptcy Court within a date which is 30 days following the date of the entry of the Interim Facility Bankruptcy Court Order, and each Agent shall have received a true and complete copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, vacated or subject to appeal absent the prior written consent of the Agents, the Required Lenders and the Borrower. The Final Bankruptcy Court Order may contain provisions granting the Existing Agents and the Existing Lenders adequate protection payments (to the extent permitted under Section 8.02(r)) and adequate protection liens, in each case on terms acceptable to the Agents.

                           (b)      Payment of Fees, Etc. The Borrower shall
have paid on or before such date all fees, costs, expenses and taxes then payable pursuant to Section 2.06, and Section 13.04 and the Fee Letter.

                           (c)      Representations and Warranties; No Event of
Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VII and in each other Loan Document, certificate or other writing delivered to the Agents or the Lenders pursuant hereto or thereto on or prior to the Final Facility Effective Date are true and correct on and as of the Final Facility Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Final Facility Effective Date or would result from the making of Loans or the issuance of any Letter of Credit Accommodation on such date.

                           (d)      Liens; Priority. The Agents shall be
satisfied that the Collateral Agent has been granted, and still continues to hold, for the benefit of the Lenders, a perfected, first priority Lien on and security interest in all of the Collateral, subject only to Permitted Priority Liens. The Agents shall receive UCC, tax and judgment Lien searches, searches and title abstracts with respect to the Vessels, and title reports with respect to all real property of the Loan Parties and other appropriate evidence, evidencing the absence of any Liens or mortgages on the Collateral, except Permitted Liens. The Agents may require some or all of the following: (i) UCC, tax and judgment Lien searches and title reports with respect to each Vessel, each Facility and other real property and other appropriate evidence, evidencing the absence of any Liens or mortgages on the Collateral, except Permitted Liens,
(ii) a Mortgage in recordable form in favor of the Collateral Agent with respect to certain Facilities identified by the Agents and other real property, (iii) a current ALTA survey of certain Facilities identified by the Agents and other real property certified to the Collateral Agent and to such parties as the Collateral Agent may request, accompanied by a satisfactory legal description of such Facility and other real property, (iv) Title Insurance Policy covering certain Facilities identified by the Agents and other real property in an amount reasonably acceptable to the Agents, subject only to such exceptions as are satisfactory to the Agents, (v) evidence that the Borrower shall have paid all costs in connection with the issuance of each Title Insurance Policy and in addition shall have paid the recording and stamp taxes (including mortgage recording taxes), if any, payable in connection with recording each Mortgage in the appropriate county land offices, each in form and substance reasonably satisfactory to the Agents, (vi) a satisfactory Phase I environmental audit (and, if requested by the Agents based on the results of such Phase I audit, a Phase II environmental audit) of each Facility, as well as a historical review of the uses of each Facility and other real property by the Loan Parties, in form and substance and by an independent firm reasonably satisfactory to the Agents, (vii) a first preferred ship mortgage for each Vessel, and (viii) U.S. Coast Guard documentation, records and abstracts showing that the Vessels are free and clear of all Liens other than Permitted Liens as well as a current U.S. Coast Guard certification for each Vessel.

                           (e)      Cash Management. The Administrative Agent
shall have received such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Collateral Agent and Administrative Agent, as the Administrative Agent may request with respect to the Loan Parties' cash management system to provide for full dominion and control by the Administrative Agent over all proceeds of Collateral.

                           (f)      Material Adverse Effect. The Agents shall
have determined, in their reasonable judgment, that no change having a Material Adverse Effect shall have occurred and be continuing since the Interim Facility Effective Date.

                           (g)      Material Contracts. The Agents shall have
received copies of the written Material Contracts, certified as true, complete and correct copies thereof by an Authorized Officer of the Borrower.

                           (h)      Appraisals. The Agents shall have received
appraisals as to all Equipment and as to certain parcels of real estate owned by each Loan Party which are specified by the Agents, each of which shall be in form and substance reasonably satisfactory to the Agents.

                           (i)      Lender Determination. No Agent or Required
Lenders shall have determined (and provided written notice of such determination to the Administrative Agent) (i) not to make any Advance as a result of a Default or an Event of Default, (ii) not to convert or continue any Loan as a LIBOR Rate Loan as a result of any Event of Default or (iii) not to establish any Letter of Credit Obligation as a result of any Default or Event of Default.

                           (j)      Legal Opinions. The Agents shall have
received such opinions as they may reasonably require, including without limitation, local counsel legal opinions with respect to the Loan Parties organized in Pennsylvania, Indiana and Michigan, in each case in form and substance satisfactory to the Agents.

                  Section 6.03 Conditions Precedent to All Loans and Letter of Credit Accommodations. The obligation of any Agent or any Lender to make any Loan or of the Administrative Agent to assist the Borrower in establishing or opening any Letter of Credit

Accommodation on or after the Interim Facility Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

                           (a)      Payment of Fees, Etc. The Borrower shall
have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 13.04 hereof.

                           (b)      Representations and Warranties; No Event of
Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower's acceptance of the proceeds of such Loan, and the issuance of each Letter of Credit Accommodation, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan or the date of issuance of such Letter of Credit Accommodation that:
(i) the representations and warranties contained in ARTICLE VII and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit Accommodation are true and correct on and as of such date as though made on and as of such date, (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit Accommodation, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit Accommodation to be issued, on such date and (iii) the conditions set forth in this Section 6.03 have been satisfied as of the date of such request.

                           (c)      Legality. The making of such Loan or the
issuance of such Letter of Credit Accommodation shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

                           (d)      Notices. The Administrative Agent shall have
received a Notice of Borrowing pursuant to Section 2.02 hereof and a signed Borrowing Base Certificate dated as of the most recent date required for delivery.

                           (e)      Delivery of Documents. The Administrative
Agent and the Collateral Agent shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to such Agents, as any such Agent may reasonably request.

                           (f)      Proceedings; Receipt of Documents. All
proceedings in connection with the making of such Loan or the issuance of such Letter of Credit Accommodation and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Administrative Agent and the Collateral Agent and their counsel, and the Administrative Agent and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, as such Agents or such counsel may reasonably request.

                           (g)      Lender Determination. No Agent or Required
Lenders shall have determined (and provided written notice of such determination to the Administrative Agent) (i) not

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to make any Advance as a result of a Default or an Event of Default, (ii) not to convert or continue any Loan as a LIBOR Rate Loan as a result of any Event of Default or (iii) not to establish any Letter of Credit Obligation as a result of any Default or Event of Default.

                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

                  Section 7.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents, the Lenders and the L/C Issuer as follows:

                           (a)      Organization, Good Standing, Etc. Each Loan
Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state, province or other applicable jurisdiction of its organization, (ii) subject to the entry and the terms of the Bankruptcy Court Orders, has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except (x) to the extent that the failure to be so qualified could reasonably be expected to have a Material Adverse Effect or (y) where the failure to be so qualified is the result of the status of the Loan Parties as debtors-in-possession under the Chapter 11 Cases.

                           (b)      Authorization, Etc. The execution, delivery
and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary corporate, limited liability company or limited partnership action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties (other than conflicts, breaches and defaults the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Cases), or any order or decree of any court or Governmental Authority (including, without limitation, any order entered in the Chapter 11 Cases), (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its material properties, and (iv) do not and will not result in any material default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

                           (c)      Governmental Approvals. Except for the entry
of the Bankruptcy Court Orders, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

                           (d)      Execution and Binding Effect. Subject to the
entry of, and the terms of the Bankruptcy Court Orders, this Agreement and each of the other Loan Documents, when delivered hereunder, is or will be, duly and validly executed and delivered by each of the Loan Parties which is a party hereto or thereto and constitutes (or will constitute, in the case of such documents executed and delivered after the Interim Facility Effective Date) the legal, valid and binding obligations of each of the Loan Parties which is a party hereto or thereto, enforceable in accordance with the terms hereof or thereof.

                           (e)      Subsidiaries. Schedule 7.01(e) is a complete
and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of the Subsidiaries of the Borrower in existence on the date hereof. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, on the Interim Facility Effective Date all such Capital Stock is owned by the Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. Except as set forth on Schedule 7.01(e), there are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Borrower.

                           (f)      Litigation; Commercial Tort Claims. There is
no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or its properties before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

                           (g)      Financial Condition.

                                    (i)      The Financial Statements, copies of
which have been delivered to each Agent and each Lender, fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, other than with respect to interim Financial Statements, year end audit adjustments and the absence of footnotes and since September 30, 2003 no event or development has occurred that has had or could have a Material Adverse Effect.

                                    (ii)     On or before the Interim Facility
Effective Date, the Borrower has heretofore furnished to each Agent and each Lender projected monthly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the period from the Interim Facility Effective Date through December 31, 2004, which projected financial statements shall be updated from time to time pursuant Section 8.01(a)(vii). Such projections, as so updated, shall have been prepared on a reasonable basis and in good faith by the Borrower, and shall have been based on assumptions believed by the Borrower to be reasonable at the time prepared and upon the best information reasonably available to the Borrower at the time prepared, and the Borrower shall not be aware, at the time prepared, of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect unless such information is disclosed in writing to the Agents.

                           (h)      Compliance with Law, Etc. No Loan Party is
in violation of its organizational documents, any material law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any material agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

                           (i)      ERISA. (i) Each Employee Plan is in
compliance in all material respects with ERISA and the Internal Revenue Code,
(ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct in all material respects and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code or Section 4068 of ERISA. No Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability with respect to any Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates or any fiduciary of any Employee Plan has (without curing such defect prior to the Interim Facility Effective Date) (A) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (B) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Except as set forth on Schedule 7.01(i), there are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (x) any Employee Plan or its assets, (y) any fiduciary with respect to any Employee Plan, or (z) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as set forth on Schedule 7.01(i) and except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment.

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

                           (j)      Taxes, Etc. All federal and foreign and all
material state and local tax returns and other material reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP or to the extent that such payment or any enforcement action is stayed as a result of the Chapter 11 Cases.

                           (k)      Regulations T, U and X. No Loan Party is or
will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                           (l)      Nature of Business. No Loan Party is engaged
in any business other than as described in the Borrower's Form 10-K filed on February 28, 2003 with the SEC.

                           (m)      Adverse Agreements, Etc. No Loan Party is a
party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could reasonably be expected to have, a Material Adverse Effect.

                           (n)      Permits, Etc. Each Loan Party has, and is in
compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which if not obtained, could reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, results in, or with the giving of notice or lapse of time or both, would result in, the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not reasonably be expected to have a Material Adverse Effect. All Vessel certificates, licenses, permits and/or other operating documents for the Vessels are up-to-date with compliance for all contingencies.

                           (o)      Properties. (i) Each Loan Party has good and
marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

                                    (ii)     Schedule 7.01(o) sets forth a
complete and accurate list, as of the Interim Facility Effective Date, of the location, by state and street address, of all leased or owned real property of each Loan Party. As of the Interim Facility Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 7.01(o) to which it is a party. Schedule 7.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 7.01(o). To the knowledge of any Loan Party, no other party to any such Lease is in default of its material obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Interim Facility Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease, except any such default the enforcement of which is stayed by virtue of the filing of the Chapter 11 cases.

                           (p)      Full Disclosure. Each Loan Party has
disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it on the Interim Facility Effective Date, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other written reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. There is no contingent liability or fact that could reasonably be expected to have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

                           (q)      Operating Lease Obligations. On the Interim
Facility Effective Date, none of the Loan Parties has any Operating Lease Obligations with annual payments in excess of $11,000,000.

                           (r)      Environmental Matters. Except as set forth
on Schedule 7.01(r), (i) the operations of each Loan Party are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect;
(v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any

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Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's failure to maintain or comply with could not have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not have a Material Adverse Effect.

                           (s)      Insurance. Each Loan Party keeps its
property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary for companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by any Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 7.01(s) sets forth a list of all insurance maintained by each Loan Party on the Interim Facility Effective Date.

                           (t)      Use of Proceeds. The proceeds of the Loans
shall be used (i) to pay fees and expenses in connection with the transactions contemplated hereby, and (ii) to fund working capital of the Borrower and the Guarantors (including, without limitation, payments of fees and expenses to professionals under Sections 328 and 331 of the Bankruptcy Code and administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Borrower and the Guarantors or otherwise approved by the Bankruptcy Court (and not otherwise prohibited under this Agreement), subject to the priorities set forth in the definition of "Agreed Administrative Expense Priorities" herein). The Letter of Credit Accommodations will be used for other general corporate and working capital purposes.

                           (u)      Location of Bank Accounts. On the Interim
Facility Effective Date, Schedule 7.01(u) sets forth a complete and accurate list of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

                           (v)      Intellectual Property. Except as set forth
on Schedule 7.01(v), each Loan Party owns or licenses or otherwise has the right to use all licenses, service marks, tradenames, patents, patent applications, trademarks, trademark applications, copyrights, copyright applications and other intellectual property rights that are necessary for the operation of its business, without infringement or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 7.01(v) is a complete and accurate list as of the Interim Facility Effective Date of all such licenses (other than commercial software licenses generally available to the public), tradenames, patents, patent

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applications, registered trademarks and service marks, trademark and service mark applications, registered copyrights, copyright applications, internet domain names and other intellectual property rights of each Loan Party, in each case, to the extent such intellectual property rights or other rights are necessary for the operation of its business. No slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                           (w)      Material Contracts. Set forth on Schedule
7.01(w) is a complete and accurate list as of the Interim Facility Effective Date of all Material Contracts of each Loan Party, showing any material amendments and modifications thereto. As of the Interim Facility Effective Date, each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto, except any such default the enforcement of which is stayed by virtue of the filing of the Chapter 11 Cases.

                           (x)      Holding Company and Investment Company Acts.
None of the Loan Parties is (i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

                           (y)      Employee and Labor Matters. Except as set
forth on Schedule 7.01(y), there is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance that would be material to the business of any Loan Party or arbitration proceeding pending or, to the best knowledge of any Loan Party, threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best knowledge of any Loan Party, threatened against any Loan Party (that would be material to the business of any Loan Party) and (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. Except as set forth on
Schedule 7.01(y), no Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state or foreign law, which remains unpaid or unsatisfied. Except as set forth on Schedule 7.01(y), the hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements other than violations of immaterial obligations of any Loan Party resulting in immaterial liabilities incurred by any Loan Party. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

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                           (z)      Customers and Suppliers. There exists no
actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand, which, in any such case, could reasonably be expected to have a Material Adverse Effect; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change, except any termination, cancellation, limitation, modification or change which is stayed by virtue of the filing of the Chapter 11 Cases.

                           (aa)     Name; Jurisdiction of Organization;
Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN.
Schedule 7.01(aa) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

                           (bb)     Locations of Collateral. There is no
location at which any Loan Party has any Collateral (except for Inventory in transit and consignment Inventory in an aggregate amount not to exceed $6,000,000 at any time) with an aggregate Book Value in excess of $100,000 other than (i) those locations listed on Schedule 7.01(bb) and (ii) any other locations approved in writing by the Agents from time to time. Schedule 7.01(bb) hereto contains a true, correct and complete list, as of the Interim Facility Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.

                           (cc)     Administrative Priority; Lien Priority.

                                    (i)      After the Interim Bankruptcy Court
Order Entry Date or the Final Bankruptcy Court Order Entry Date, as the case may be, the Obligations of the Borrower and the Guarantors will constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses and unsecured claims against the Borrower and the Guarantors now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c) and 1114 of the Bankruptcy Code, subject, as to priority, only to Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the Agreed Administrative Expense Priorities.

                                    (ii)     Upon entry of the Interim
Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, the Lien and security interest of the Collateral Agent on the Collateral shall be a valid and perfected first priority Lien, subject only to Permitted Priority Liens.

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                                    (iii)    On or after the Interim Bankruptcy
Court Order Entry Date and prior to the Final Bankruptcy Court Order Entry Date, the Interim Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, stayed, vacated or subject to appeal absent the written consent of the Agents, the Lenders and the Borrower, and after the Final Bankruptcy Court Order Entry Date, the Final Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, stayed, vacated or subject to appeal absent the written consent of the Agents, the Lenders and the Borrower.

                           (dd)     Appointment of Trustee or Examiner;
Liquidation. No order has been entered in any Chapter 11 Case (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code or (iii) to convert any Chapter 11 Case to a Chapter 7 case or to dismiss any Chapter 11 Case.

                           (ee)     Schedules. All of the information which is
required to be scheduled to this Agreement is set forth on the Schedules attached hereto (in the manner described in the Section of this Agreement corresponding to such Schedule), is correct and accurate and does not omit to state any information material thereto.

                                  ARTICLE VIII

                         COVENANTS OF THE LOAN PARTIES

                  Section 8.01 Affirmative Covenants. So long as any principal of or interest on any Loan, Letter of Credit Obligation or any other Obligation (whether or not due), other than indemnification obligations for which no claim has been asserted, shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

                           (a)      Reporting Requirements. Furnish to each
Agent and each Lender:

                                    (i)      upon the earlier of (A) the public
filing with the SEC of the Borrower's SEC Form 10-Q and (B) 45 days after the end of each fiscal quarter of the Borrower and its Subsidiaries, commencing with the first fiscal quarter of the Borrower and its Subsidiaries ending after the Interim Facility Effective Date, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries, as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;

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                                    (ii)     upon the earlier of (A) the public
filing with the SEC of the Borrower's SEC Form 10-K and (B) 90 days after the end of each Fiscal Year of the Borrower and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and in the case of the Borrower and its Subsidiaries, accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Administrative Agent and the Collateral Agent (which opinion shall be without (I) any qualification or exception as to the scope of such audit, or (II) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions OF Section 8.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

                                    (iii)    as soon as available, and in any
event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries commencing with the first fiscal month of the Borrower and its Subsidiaries ending after the Interim Facility Effective Date, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries, as at the end of such fiscal month and the results of operations and cash flows of the Borrower and its Subsidiaries, each for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to normal quarterly or year-end adjustments, including audit adjustments and the absence of footnotes;

                                    (iv)     simultaneously with the delivery of
the financial statements of the Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 8.01(a), a certificate of an Authorized Officer of the Borrower (I) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto, and

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(II) commencing on the first date on which financial covenants are tested under
Section 8.03, attaching a schedule showing the calculations described in Section 8.03;

                                    (v)      as soon as available and in any
event within 15 days after the end of each fiscal month of the Borrower and its Subsidiaries commencing with the first fiscal month of the Borrower and its Subsidiaries ending after the Interim Facility Effective Date, reports as required by Section 9.03(a)(ii), in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete;

                                    (vi)     a Borrowing Base Certificate, as
soon as available and in any event within 4 Business Days after the last day of each fiscal month commencing with the first fiscal month ending after the Interim Facility Effective Date (or such shorter period as any Agent may reasonably request), supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request from time to time, provided that (x) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents, unless the Administrative Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Borrower and (y) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, the Administrative Agent's good faith judgment shall control;

                                    (vii)    as soon as available and in any
event not later than 45 days after the end of each Fiscal Year, financial projections, supplementing and superseding the financial projections referred to in Section 7.01(g)(ii), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the current Fiscal Year for the Borrower and its Subsidiaries, such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Borrower to be reasonable at the time prepared and from the best information available to the Borrower at the time prepared;

                                    (viii)   promptly after submission to any
Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (unless, in the written opinion of counsel of such Loan Party, such disclosure would be unlawful) other than routine or non-material inquiries by such Governmental Authority;

                                    (ix)     as soon as possible, and in any
event within (A) 3 Business Days after the occurrence of an Event of Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect and (B) 5 Business Days after the occurrence of a Default, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or such other event or development and the action which the affected Loan Party proposes to take with respect thereto;

                                    (x)      (A) as soon as possible and in any
event within 15 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination

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

Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within five days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

                                    (xi)     promptly after the commencement
thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

                                    (xii)    as soon as possible and in any
event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

                                    (xiii)   as soon as possible and in any
event within 10 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party;

                                    (xiv)    promptly, and in any event within
10 Business Days after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

                                    (xv)     promptly, and in any event within
10 Business Days upon receipt thereof, copies of all financial reports (including, without limitation, management letters),

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

if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

                                    (xvi)    not later than Friday of every
calendar week, an updated 13 week cash flow projection, which shall show detailed cash receipts, cash disbursements and Availability on a weekly basis, supplementing and superseding the most recent cash flow projections delivered hereunder, with a comparison of budget to actual and an explanation of any changes thereto, together with appropriate supporting details and a statement of underlying assumptions, such projections to be prepared on a reasonable basis and in good faith and to be based on assumptions believed by the Borrower to be reasonable at the time furnished to the Agents and the Lenders and from the best information available to the Borrower at the time furnished to the Agents and the Lenders;

                                    (xvii)   promptly after the filing thereof,
copies of all pleadings, motions, applications, financial information and other papers and documents filed by any Loan Party in the Chapter 11 Cases, which papers and documents shall also be given or served on the Collateral Agent's and the Administrative Agent's counsel;

                                    (xviii)  promptly after the sending thereof,
copies of all written reports given by any Loan Party to any official or unofficial creditors' committee in the Chapter 11 Cases, other than any such reports subject to privilege, provided that such Person may redact any confidential information contained in any such report if it provides a summary of the nature of the information redacted to the Collateral Agent and the Administrative Agent; and

                                    (xix)    promptly upon request, such other
information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

Each Loan Party agrees that their independent certified public accountants are authorized to communicate with the Agents and to release to the Agents whatever financial information concerning the Loan Parties that the Agents reasonably may request. Each Loan Party waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by any Agent pursuant to or in accordance with this Agreement, and agrees that any Agent may contact directly any such accounting firm or service bureau in order to obtain such information.

                           (b)      Additional Guaranties and Collateral
Security. Cause:

                                    (i)      each Subsidiary of any Loan Party
not in existence on the Interim Facility Effective Date, to execute and deliver to the Agents promptly and in any event within 10 Business Days after the formation or acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, (B) a security agreement in form and substance satisfactory to the Agents, if required by the Agents, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement, if required by the Agents, together with (x) certificates evidencing all of the Capital Stock of any Person directly owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Agents may reasonably request in respect of complying with any legend

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on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien (except as to priority solely in respect of any Permitted Priority Lien) on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor's certificate, each in form and substance satisfactory to the Agents, together with such other agreements, instruments and documents as the Agents may require whether comparable to the documents required under Section 8.01(m) or otherwise, and (E) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agents in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such security agreement, pledge agreement, or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

                                    (ii)     each owner of the Capital Stock of
any such Subsidiary to execute and deliver promptly and in any event within 10 Business Days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing, all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Agents may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Agents.

                           (c)      Compliance with Laws, Etc. Comply, and cause
each of its Subsidiaries to comply, in all material respects with all applicable material laws, rules, regulations and orders (including, without limitation, all Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, other than, in the case of clauses (i) and (ii) above, taxes, assessments and governmental charges and levies and other claims the aggregate amount of which does not at any time exceed $250,000, or to the extent that such compliance or payment or any enforcement action is stayed as a result of the Chapter 11 Cases.

                           (d)      Preservation of Existence, Etc. Maintain and
preserve, and cause each of its Significant Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its material business makes such qualification necessary.

                           (e)      Keeping of Records and Books of Account.
Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

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                           (f)      Inspection Rights. Permit, and cause each of
its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time (but without undue disruption of the business of the Loan Parties) during normal business hours and, in the absence of a continuing of an Event of Default, with prior notice to the Borrower, in each case at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, after the occurrence and during the continuance of an Event of Default, if requested by any Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 8.01(f).

                           (g)      Maintenance of Properties, Etc. Maintain and
preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or used in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except any non-compliance resulting in a default the enforcement of which is stayed by the Chapter 11 Cases.

                           (h)      Maintenance of Insurance. Maintain, and
cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agents, and shall not be less than the amount, adequacy and scope than the insurance maintained by the Borrower and its Subsidiaries on the Interim Facility Effective Date. All policies covering the Collateral are to be made payable to the Agents for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause. All certificates of insurance are to be delivered to the Agents and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Agents and such other Persons as the Agents may designate from time to time, and shall provide for not less than 30 days' prior written notice to the Agents of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, any Agent may arrange for such insurance, but at the Borrower's expense and without any responsibility on Agents' part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Agents shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for

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any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

                           (i)      Obtaining of Permits, Etc. Obtain, maintain
and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper conduct of its business.

                           (j)      Environmental. (i) Keep any property either
owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Agents any documentation of such compliance which any Agent may reasonably request; (iii) provide the Agents written notice within ten (10) days of any Release of a Hazardous Material in excess of any legal or otherwise permissible quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required under Environmental Laws; (iv) promptly, and in any event before any Governmental Authority exercises its statutory right to file an Environmental Lien, pay or reimburse any monetary obligations, losses, liabilities, damages or costs and expenses incurred by any Governmental Authority as a result of any Remedial Action performed at the Facilities operated by any Loan Party; (v) provide the Agents with written notice within ten (10) days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action (other than notices of violation or citations that are provided for in (C)) or notice that an Environmental Action (other than notices of violation or citations that are provided for in (C)) will be filed against any Loan Party or any of its Subsidiaries; (C) notice of a violation, citation or other administrative order which could cause any of the Loan Parties to incur more than $1,000,000 individually or $5,000,000 in the aggregate; and (D) written or oral notification that a Governmental Authority has incurred over $1,000,000 in monetary obligations, losses, liabilities, damages or costs and expenses as a result of any Remedial Action performed at any Facility operated by the Loan Parties; (vi) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the Handling, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence, Handling, or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence, Handling, or Release of such Hazardous Materials, (D) any violation of any Environmental Law and/or (E) any Environmental Action filed against any Agent or any Lender; (vii) maintain and preserve all Environmental Permits necessary to operate, use or occupy each of the Loan Parties' material businesses, Facilities, operations, properties and assets; (viii) maintain and comply with all financial assurance requirements under RCRA and any similar Environmental Law, as specifically set forth but not limited to 40 C.F.R. 264 and 265, necessary to operate, use or occupy each of the Loan Parties' businesses, Facilities, operations, properties and assets;
(ix)

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comply with all applicable writs, orders, consent decrees, judgments, injunctions, written communications by any Governmental Authority, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws; (x) provide the Agents with prompt written notice in the event the Loan Parties is required to spend more than $1,000,000 individually or $5,000,000 in the aggregate to comply with any Environmental Laws that have been promulgated and enacted by a Governmental Authority throughout the term of this Agreement; and (xi) file and submit truthful and complete representations, including, without limitation, applications, warranty statements and accompanying materials provided in support of such representations, submitted by the Loan Parties to obtain insurance.

                           Without limiting the generality of the foregoing,
whenever the Agents reasonably determine that there is non-compliance, or any condition which requires any action by or on behalf of any Loan Party in order to avoid any material non-compliance, with any Environmental Law which could result in the imposition of substantial fines or penalties or otherwise materially and adversely affect the business, assets or prospects of the Loan Parties on a consolidated basis, the Loan Parties shall, at any Agent's request and Borrower's expense: (i) cause an independent environmental engineer acceptable to such Agent to conduct such assessments, investigations or tests of the site where any Loan Party's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to the Agents a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to the Agents a supplemental report of such engineer whenever the scope of such non-compliance, or the applicable Loan Party's response thereto or the estimated costs thereof, shall change in any material respect.

                           The Loan Parties acknowledge and agree that neither
the Loan Documents or the actions of any Agent or any Lender pursuant thereto shall operate or be deemed (i) to place upon any Agent or any Lender any responsibility for the operation, control, care, service, management, maintenance or repair of property or facilities of the Loan Parties (except in cases where an Agent or Lender has taken possession or control of any property, either through foreclosure or alternative legal means) or (ii) to make any Agent or any Lender the "owner" or "operator" of any property or facilities of the Loan Parties or a "responsible party" within the meaning of applicable Environmental Laws. The indemnification provisions of this Section 8.01(j) shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

                           (k)      Further Assurances. Subject to the terms of
the Bankruptcy Court Orders, take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Administrative Agent or the Collateral Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected, first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent, each Lender and the L/C Issuer the rights now or hereafter intended to be granted to it under this Agreement or any

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other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law and subject to the Bankruptcy Court Orders, each Loan Party (i) authorizes the Administrative Agent and the Collateral Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Collateral Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party (including, without limitation, any such financing statements that indicate the Collateral as "all assets" or words of similar import), and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof. The assurances contemplated by this Section 8.01(k) shall be given under applicable non-bankruptcy law (to the extent not inconsistent with the Bankruptcy Code and the Bankruptcy Court Orders) as well as the Bankruptcy Code, it being the intention of the parties that the Agents may request assurances under applicable non-bankruptcy law, and such request shall be complied with (if otherwise made in good faith by the Agents) whether or not any of the Bankruptcy Court Orders are in force and whether or not dismissal of the Chapter 11 Cases or any other action by the Bankruptcy Court is imminent, likely or threatened.

                           (l)      Change in Collateral; Collateral Records.
(i) Give the Collateral Agent not less than 10 Business Days' prior written notice of any change in the location of any Collateral with a book value in excess of $500,000 (when aggregated with all other Collateral at the same location), and, in the case of the relocation of Equipment for purposes of repairs in the ordinary course of business, prompt (but in any event no more than 5 Business Days') written notice after such relocation of Equipment with a Book Value in excess of $500,000 (when aggregated with all other Collateral at the same location), in each case, other than to locations set forth on Schedule 7.01(bb) or with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Agents promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon, and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Agents for the benefit of the Agents and the Lenders from time to time, solely for convenience in maintaining a record of Collateral, such written statements and schedules as the Agents may reasonably require, designating, identifying or describing the Collateral.

                           (m)      After Acquired Real Property. Upon the
acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being an "After Acquired Property") with a Current Value (as defined below) in excess of $500,000, promptly so notify the Agents, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (the "Current Value"). The Agents shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below. Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall promptly furnish to the Agents the following, each in form and substance satisfactory to the Agents: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form, (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be

                                     - 75 -

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necessary or, in the opinion of the Agents, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Agents, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Agents, and (vi) such other documents or instruments (including guarantees and opinions of counsel) as the Agents may reasonably require. The Borrower shall pay all fees and expenses, including reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 8.01(m).

                           (n)      Fiscal Year. Cause the Fiscal Year of the
Borrower and its Subsidiaries to end on December 31 of each calendar year unless the Administrative Agent and the Collateral Agent consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

                           (o)      Availability. Maintain all Loans and Letter
of Credit Obligations in compliance with the then current Availability.

                           (p)      Use of Proceeds. Use the proceeds of the
Loans and the Letters of Credit Accommodations in accordance with Section
7.01(t).

                           (q)      Vessel Covenants. (i) Maintain a current
U.S. Coast Guard certification for each Vessel, (ii) comply with (A) all U.S. Coast Guard requirements for the type of service the Vessels are engaged in, (B) all manning requirements, and (C) all requirements of the protection and indemnity and hull underwriters as is necessary to ensure full insurance coverage and (iii) promptly, satisfy all maritime Liens, other than Liens created pursuant to the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order and any other Permitted Liens.

                           (r)      Post Closing Items. Cause the following to
occur:

                                    (i)      within ten (10) Business Days of
the Interim Facility Effective Date, enter into an amendment to this Agreement with the Agents and the Required Lenders to add a fixed charge coverage ratio and a minimum EBITDA financial covenants to Section 8.03 and related definitions, with such financial covenants to be based upon projections acceptable to the Agents (provided that, solely with respect to the addition of the financial covenants, no amendment fee shall apply); and

                                    (ii)     within fifteen (15) Business Days
of the Interim Facility Effective Date, establish a cash management system (including with respect to all cash management, control and lockbox agreements) in accordance with Section 9.01 herein, which cash management system shall be reasonably satisfactory in all respects to the Agents.

                  Section 8.02 Negative Covenants. So long as any principal of or interest on any Loan, Letter of Credit Obligation or any other Obligation (whether or not due), other than indemnification obligations for which no claim has been asserted, shall remain unpaid or any

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Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

                           (a)      Liens, Etc. Create, incur, assume or suffer
to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of Accounts) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

                           (b)      Indebtedness. Create, incur, assume,
guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

                           (c)      Fundamental Changes; Dispositions. Wind-up,
liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that:

                                    (i)      any Loan Party and its Subsidiaries
may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment or equipment no longer used in the ordinary course of business, (C) sell or otherwise dispose of other property or assets in an aggregate amount not less than the fair market value of such property (for consideration comprised of at least 75% cash) or assets, (D) enter into licensing arrangements entered into in the ordinary course of business, and (E) sell or otherwise dispose of its properties or assets to any other Loan Party; provided that the Net Cash Proceeds of such Dispositions (x) in the case of clauses (B) and (C) above, do not exceed $1,000,000 in the aggregate in any Fiscal Year, and (y) in all cases, are paid to the Administrative Agent for the benefit of the Lenders pursuant to the terms of Section 2.05(c);

                                    (ii)     any Loan Party may be merged into
another Loan Party, or may be consolidated with another Loan Party, so long as
(A) no other provision of this Agreement would be violated thereby, (B) such Guarantor gives the Agents at least 15 days' prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, and (D) the Agents' and the Lenders' rights in any Collateral, including, without limitation, the

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

existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation;

                                    (iii)    any Subsidiary that is not a
Significant Subsidiary may wind-up its business and operations, liquidate or dissolve so long as (A) no other provision of this Agreement would be violated thereby, and (B) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction; and

                                    (iv)     the Loan Parties may make asset
sales constituting Permitted Dispositions, provided that (A) no such asset shall be sold for less than 100% of its appraised value set forth on the most recent appraisal obtained by the Agents (for consideration comprised of at least 75% cash) and (B) the Net Cash Proceeds of such Dispositions are paid to the Administrative Agent for the benefit of the Lenders pursuant to the terms of
Section 2.05(c).

                           (d)      Change in Nature of Business. Make, or
permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 7.01(l).

                           (e)      Loans, Advances, Investments, Etc. Make or
commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for:

                                    (i)      investments existing on the date
hereof, as set forth on Schedule 8.02(e) hereto, but not any increase in the amount thereof (other than accretion in value) as set forth in such Schedule or any other modification of the terms thereof,

                                    (ii)     loans and advances to any Loan
Party,

                                    (iii)    Permitted Investments, provided
that such Permitted Investments shall not exceed $500,000 in the aggregate at any time,

                                    (iv) Hedging Agreements entered into in the
ordinary course of business and not for speculative purposes,

                                    (v)      loans and advances to employees of
the Loan Parties in the ordinary course of business and not exceeding in the aggregate amount at any one time outstanding $500,000,

                                    (vi)     investments received in connection
with an Insolvency Proceeding of any supplier, customer or other Person having an obligation in favor of any Loan Party as a result of a settlement of delinquent obligations of, or other disputes with, such customer, supplier or such other Person arising in the ordinary course of business,

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

                                    (vii)    investments not constituting loans
or advances by any Loan Party in any other Loan Party,

                                    (viii)   investments permitted under clause
(f) of the definition of "Permitted Indebtedness",

                                    (ix)     investments in deposit accounts in
the ordinary course of business, and

                                    (x)      security deposits required by
utility companies or other Persons in a similar line of business made in the ordinary course of business.

                           (f)      Lease Obligations. Create, incur or suffer
to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Interim Facility Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection
(g) of this Section 8.02, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations with respect to leases entered into after the Interim Facility Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $5,000,000.

                           (g)      Capital Expenditures. Make or commit or
agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase made or Capitalized Lease entered into after the Filing Date) that would cause the aggregate amount of all such Capital Expenditures arising from purchases made or Capitalized Leases entered into after the Filing Date by the Loan Parties and their Subsidiaries to exceed $27,500,000 in Fiscal Year 2004 and $27,500,000 in Fiscal Year 2005.

                           (h)      Restricted Payments. (i) Declare or pay any
dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, dividends or other distributions may be made to any Loan Party by any other Loan Party.

                           (i)      Federal Reserve Regulations. Permit any Loan
or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

                           (j)      Transactions with Affiliates. Enter into,
renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, and (iii) transactions permitted by Section 8.02(e).

                           (k)      Modifications of Organizational Documents
and Certain Other Agreements; Etc. (i) Except as permitted by Section 8.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (ii) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders' agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (ii) that either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                           (l)      Investment Company Act of 1940. Engage in
any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

                           (m)      Compromise of Accounts. Compromise or adjust
any Account (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than in the ordinary course of its business consistent with historical practices, provided, however, in no event shall all such discounts, allowances and credits exceed $500,000 and no such extension of the time for payment extend beyond 30 days from the original due date thereof.

                           (n)      ERISA. (i) Engage, or permit any ERISA
Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment in excess of

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

$1,000,000 to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

                           (o)      Environmental. Permit the Handling or
Release of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws and so long as such Handling or Release disposal of Hazardous Materials does not result in a Material Adverse Effect.

                           (p)      Certain Agreements. Agree to any material
amendment or other material change to or material waiver of any of its rights under any Material Contract.

                           (q)      Bankruptcy Court Orders; Administrative
Priority; Lien Priority; Payment of Claims.

                                    (i)      At any time, seek, consent to or
suffer to exist any reversal, modification, amendment, stay, vacation or appeal of any of the Bankruptcy Court Orders, except for modifications and amendments agreed to by the Agents and the Lenders;

                                    (ii)     at any time, suffer to exist a
priority for any administrative expense or unsecured claim against any of the Borrower or the Guarantors (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the Bankruptcy Code equal or superior to the priority of the Agents and the Lenders in respect of the Obligations, except as provided in Section 4.02 and for the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities;

                                    (iii)    at any time, suffer to exist any
Lien on the Collateral having a priority equal or superior to the Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders in respect of the Collateral, except for Permitted Priority Liens; and

                                    (iv)     prior to the date on which the
Obligations have been Paid in Full, the Borrower and the Guarantors shall not pay any administrative expense claims except (i) Priority Professional Expenses and other payments pursuant to sub-clause (i) of clause "first" of the definition of the term "Agreed Administrative Expense Priorities", (ii) Obligations due and payable hereunder, and (iii) other administrative expense claims incurred in the ordinary course of the business of the Borrower and the Guarantors or their respective Chapter 11 Cases, in each case to the extent and having the order of priority set forth in the Agreed Administrative Expense Priorities.

                           (r)      Payments. Make any payment of principal or
interest or otherwise on account of any Indebtedness or trade payable incurred prior to the Filing Date, provided that such payments may be made: (i) to the holders of, or in respect of, wage, salary, commission, employee benefit and other employee compensation obligations (including expense reimbursements) which arose prior to the Filing Date; (ii) to landlords in connection with the assumption of unexpired leases under Section 365 of the Bankruptcy Code; (iii) to lessors and non-debtor parties to executory contracts in connection with the assumption of such Leases and contracts under Section 365 of the Bankruptcy Code; (iv) in respect of workers' compensation benefits and liability and property insurance policies of the Loan Parties; (v) in respect of payroll taxes, sales and use taxes, franchise taxes, and other taxes payable by the Loan Parties in the ordinary course of their businesses, garnishment payments or other trust fund disbursements in accordance with past practice of the Loan Parties; (vi) to the holders of Permitted Liens, the proceeds of the assets subject to such Permitted Liens in connection with the sale of such assets;
(vii) in respect of claims of the vendors identified by the Loan Parties as being critical to the continued operation of the Loan Parties' business in an aggregate amount not to exceed $2,500,000, subject to approval of the Bankruptcy Court; (viii) in respect of customer freight charges incurred in the ordinary course of business, in an aggregate amount not to exceed $2,700,000; (ix) in respect of ministerial services and other fees, costs, charges and expense of banks providing cash management services to the Loan Parties under their contractual arrangements; (x) in respect of claims related to the Loan Parties' customer programs (including warranty programs and other obligations related to resolving customer disputes and promotional programs) in the ordinary course of business and consistent with past practice of the Loan Parties; and (xi) in respect of interest, fees and cost with respect to the Existing Credit Facility at the non-default contract rate pursuant to the Bankruptcy Court Orders, provided that, any modifications or amendments to the provisions of the Bankruptcy Court Orders granting adequate protection payments or liens in favor of the Existing Agents and Existing Lenders has been consented to by the Agents and the Required Lenders, in the case of each of clauses (i) through (xi) above, after prior written notice of such payment has been given by the Borrower to the Agents and subject to approval of the Bankruptcy Court.

                           (s)      Maritime Industry Standards. (i) Permit any
Vessel to be used for any illegal purpose or to commence or continue a voyage in unseaworthy condition, (ii) permit any charterer of any Vessel to operate any Vessel out of a port other than a United States port, or (iii) remove any Vessel from the United States.

                           (t)      Cancellation of Indebtedness. Cancel any
claim or debt owing to it, except for reasonable consideration negotiated on an arm's length basis and in the ordinary course of its business consistent with past practices.

                           (u)      No Impairment of Intercompany Transfers.
Directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Loan Party to any Loan Party or between Loan Parties.

                  Section 8.03 Financial Covenants. [RESERVED.]

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                                   ARTICLE IX

                      MANAGEMENT, COLLECTION AND STATUS OF
                          ACCOUNTS AND OTHER COLLATERAL

                  Section 9.01 Cash Management. (a) On and after the date that is fifteen (15) Business Days of the Interim Facility Effective Date, the Loan Parties agree and covenant to (i) cause all cash and all proceeds from accounts receivable and the sale of Inventory to be deposited into the depository accounts in the ordinary course of business of the Loan Parties consistent with past practice, (ii) cause all funds in such depository accounts to be transferred into the cash concentration account on a daily basis, (iii) cause all cash deposited in the cash concentration account to be sent by wire transfer to the Administrative Agent's Account on a daily basis, (iv) instruct the Administrative Agent to cause all funds transferred to the Administrative Agent's Account to be credited to the Loan Account and applied to reduce the Obligations outstanding from time to time, and (v) take all such actions as the Administrative Agent deems necessary or advisable to send all cash, all proceeds from the sale of Inventory, all remittances or other proceeds of Collateral to the Administrative Agent's Account to be applied to the Obligations, and (vi) execute and deliver to the Administrative Agent within fifteen (15) Business Days of the Interim Facility Effective Date, such blocked account, lockbox and similar agreements to establish the full cash dominion described above. Upon receipt by any Loan Party of collections of cash and any proceeds of Collateral, the Loan Parties shall immediately deposit all such payments into the cash concentration account or any depository account under the dominion and control of the Administrative Agent.

                           (b)      After the occurrence and during the
continuance of an Event of Default, each Agent may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral; provided that such notice shall direct that any proceeds of such Collateral be paid directly to the Administrative Agent, for the benefit of Agents and Lenders, and thereafter the Collateral Agent shall have the sole right to collect the Accounts and cause all payments to be made to the Administrative Agent to be deposited in the Administrative Agent's Account and/or take possession of the Collateral and the books and records relating thereto. The Loan Parties shall not, without prior written consent of the Agents, grant any extension of time of payment of any Account, compromise or settle any Account for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, in the absence of a continuing Event of Default, as permitted by Section 8.02(m).

                           (c)      Each Loan Party hereby appoints each Agent
or its designee on behalf of such Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts, to sign any Loan Party's name on any invoice or bill of lading relating to any of the Accounts, drafts against Account Debtors with respect to Accounts, assignments and verifications of Accounts and notices to Account Debtors with respect to Accounts, to send verification of Accounts, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans, Letter of Credit Obligations and other Obligations under the Loan Documents are Paid in Full and all of the Loan Documents are terminated.

                           (d)      Nothing herein contained shall be construed
to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

                           (e)      If any Account includes a charge for any tax
payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor. The Borrower shall notify the Administrative Agent if any Account includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of such Account and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account.

                           (f)      Notwithstanding any other terms set forth in
the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

                  Section 9.02 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian reasonably acceptable to the Agents who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

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                  Section 9.03 Collateral Reporting.

                           (a)      The Borrower shall provide the
Administrative Agent with the following documents in a form satisfactory to the Administrative Agent:

                                    (i)      as reasonably required by the
Administrative Agent, schedules of sales made, credits issued and cash received;

                                    (ii)     as soon as possible after the end
of each fiscal month (but in any event within fifteen (15) days after the end thereof), on a monthly basis or more frequently as the Administrative Agent may request: (A) perpetual inventory reports, (B) inventory reports by location and category (and including the amounts of Inventory, the value thereof at any leased locations and at premises of warehouses, processors or other third parties and detail of all additions and reductions (cash and non-cash) with respect to inventory), (C) agings of Accounts (together with a reconciliation to the previous month's aging and general ledger), (D) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral) and (E) a report setting forth all issued and outstanding letters of credit;

                                    (iii)    as soon as possible after the end
of each fiscal month (but in any event within fifteen (15) days after the end thereof) or more frequently as the Administrative Agent may request: (A) a reconciliation of the aging Accounts trial balance of the Loan Parties to the most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 8.01(a), in each case accompanied by such supporting detail and documentation as may be requested by the Administrative Agent, (B) a monthly reconciliation of the perpetual Inventory by locations of the Loan Parties to the most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 8.01(a), in each case accompanied by such supporting detail and documentation as may be requested by the Administrative Agent, and (C) an aging accounts payable and a reconciliation of that accounts payable aging to the Borrower's general ledger and monthly financial statements delivered pursuant to Section 8.01(a), in each case accompanied by such supporting detail and documentation as may be requested by the Administrative Agent;

                                    (iv)     on Tuesday of each week as of the
Friday of the immediately proceeding week or at such more frequent intervals as any Agent may reasonably request from time to time, (i) a Notice of Borrowing with supporting weekly collateral reports with respect to the Borrower including all additions (supported by invoice registers and/or debt memo registers) and reductions (supported by cash receipts journal and credit memo journal) with respect to Accounts of the Loan Parties and (ii) a Borrowing Base Certificate referred to in Section 8.01(a)(vi) in each case accompanied by such supporting detail and documentation as may be requested by any Agent;

                                    (v)      upon the Administrative Agent's
reasonable request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and

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

delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by the Borrower or any Guarantor; and

                                    (vi)     such other reports as to the
portion of the Collateral comprised of Inventory and Accounts as the Administrative Agent shall reasonably request from time to time.

                           (b)      If any Loan Party's records or reports of
the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Loan Party hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to the Administrative Agent and to follow the Administrative Agent's instructions with respect to further services at any time that an Event of Default has occurred and is continuing.

                  Section 9.04 Accounts Covenants.

                           (a)      The Borrower shall notify the Administrative
Agent promptly of: (i) any material delay in any Loan Party's performance of any of its material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to the Borrower or any Guarantor relating to the financial condition of any Account Debtor to the extent the aggregate outstanding amount of Accounts of such Account Debtor exceeds $250,000 and (iii) any event or circumstance which, to the best of any Loan Party's knowledge, would cause the Administrative Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor without the Administrative Agent's consent, except in the ordinary course of a Loan Party's business in accordance with practices and policies previously disclosed in writing to the Administrative Agent. Subject to Section 8.02(m), as long as no Event of Default has occurred and is continuing, Loan Parties may settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default has occurred and is continuing, the Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances.

                           (b)      With respect to each Account: (i) the
amounts shown on any invoice delivered to the Administrative Agent or schedule thereof delivered to the Administrative Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to the Administrative Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor except as reported to the Administrative Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Loan Party's business in accordance with practices and policies previously disclosed to the Administrative Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to the Administrative Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, state or local laws or regulations, all

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documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

                           (c)      The Administrative Agent shall have the
right at any time or times, in the Administrative Agent's name or in the name of a nominee of the Administrative Agent, to verify the validity, amount or any other matter relating to any Receivables, Inventory or Accounts, by mail, telephone, facsimile transmission or otherwise.

                  Section 9.05 Inventory Covenants. With respect to the Inventory (other than consignment Inventory and supplies): (a) each Loan Party shall at all times maintain inventory records reasonably satisfactory to the Administrative Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Loan Party's cost therefor and daily withdrawals therefrom and additions thereto; (b) Loan Parties shall conduct a physical count of the Inventory (i) at any time any Agent may request (provided that any Agent shall make such a request no more frequently than once in any calendar year) and (ii) at any time any Agent may request on or after an Event of Default, and in each case promptly following such physical inventory count shall supply any Agent with a report in the form and with such specificity as may be satisfactory to such Agent concerning such physical count; (c) the Loan Parties shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of the Administrative Agent and the Collateral Agent, except (i) for sales of Inventory in the ordinary course of its business, (ii) to move Inventory directly from one location set forth or permitted herein to another such location, and (iii) for Inventory shipped from the manufacturer thereof to such Loan Party which is in transit to the locations set forth or permitted herein;
(d) upon the Administrative Agent's request, the Borrower shall, at its expense, but at any time or times as the Administrative Agent may request on or after an Event of Default, deliver or cause to be delivered to the Administrative Agent written appraisals as to the Inventory in form, scope and methodology acceptable to the Administrative Agent and by an appraiser acceptable to the Administrative Agent, addressed to Agents and Lenders and upon which Agents and Lenders are expressly permitted to rely; (e) the Loan Parties shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Loan Party assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) the Loan Parties shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Loan Party to repurchase such Inventory; (i) the Loan Parties shall keep the Inventory in good and marketable condition; and (j) the Loan Parties shall not, without prior written notice to the Administrative Agent or the specific identification of such Inventory in a report with respect thereto provided by the Borrower to the Administrative Agent pursuant to Section 9.03(a) hereof, acquire or accept any Inventory on consignment or approval.

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                                   ARTICLE X

                               EVENTS OF DEFAULT

                  Section 10.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

                           (a)      the Borrower shall fail to pay any principal
of or interest on any Loan, any Reimbursement Obligation, any Agent Advance or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

                           (b)      any representation or warranty made or
deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent, any Lender or the L/C Issuer pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

                           (c)      any Loan Party shall fail to perform or
comply with any covenant or agreement contained in (i) Sections 8.01(b), (c),
(d), (f), (h), (l), (m), (n), (o), (p), (q) or (r), Section 8.02 or Section 8.03
or ARTICLE IX, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any security agreement related to this Agreement to which it is a party, any Pledge Agreement to which it is a party or any Mortgage to which it is a party, (ii) clauses (e), (g), (i), (j) and (k) of
Section 8.01 and such failure, if capable of being remedied, shall remain unremedied for 10 days, after the earlier of the date a senior officer of any Loan Party shall become aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party, (iii) clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(vii) or (a)(xix) of Section 8.01 and such failure shall remain unremedied for 5 days, (iv) clauses (a)(v),
(a)(x), (a)(xvii) and (a)(xviii) of Section 8.01 and such failure shall remain unremedied for 3 days, and (v) clauses (a)(vi), (a)(viii), (a)(ix), (a)(xi),
(a)(xii), (a)(xiii), (a)(xiv), (a)(xv) and (a)(xvi) of Section 8.01 and such failure shall remain unremedied for 1 day;

                           (d)      any Loan Party shall fail to perform or
comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a),
(b) and (c) of this Section 10.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

                           (e)      an order with respect to any of the Chapter
11 Cases shall be entered by the Bankruptcy Court appointing, or any Loan Party shall file an application for an order with respect to any Chapter 11 Case seeking the appointment of, (i) a trustee under Section 1104 or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under
Section 1106(b) of the Bankruptcy Code;

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

                           (f)      an order with respect to any of the Chapter
11 Cases shall be entered by the Bankruptcy Court converting such Chapter 11 Case to a Chapter 7 case;

                           (g)      an order shall be entered by the Bankruptcy
Court confirming a plan of reorganization in any of the Chapter 11 Cases which does not (i) contain a provision for termination of the Total Commitment and payment in full in cash of all Obligations of the Borrower hereunder and under the other Loan Documents and the termination or cash collateralization of the outstanding Letter of Credit Accommodations on or before the effective date of such plan or plans upon entry thereof and (ii) provide for the continuation of the Liens and security interests granted to the Collateral Agent for the benefit of the Agents and the Lenders and priorities until such plan effective date;

                           (h)      an order shall be entered by the Bankruptcy
Court dismissing any of the Chapter 11 Cases which does not contain a provision for termination of the Total Commitment, and payment in full in cash of all Obligations (including with the proceeds of a take-out facility) of the Borrower hereunder and under the other Loan Documents upon entry thereof and the termination or cash collateralization of the outstanding Letter of Credit Accommodations;

                           (i)      an order with respect to any of the Chapter
11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Agents and the Lenders, (i) to revoke, reverse, stay, modify, supplement or amend any of the Bankruptcy Court Orders, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Borrower or any Guarantor equal or superior to the priority of the Agents and the Lenders in respect of the Obligations, except for allowed administrative expenses having priority over the Obligations to the extent set forth in the Agreed Administrative Expense Priorities, or (iii) to grant or permit the grant of a Lien on the Collateral other than a Permitted Lien;

                           (j)      an application for any of the orders
described in clauses (e) through (i) above shall be made by a Person other than the Borrower and such application is not contested by the Borrower in good faith and the relief requested is granted in an order that is not stayed pending appeal;

                           (k)      an order shall be entered by the Bankruptcy
Court that is not stayed pending appeal granting relief from the automatic stay to any creditor of any Loan Party with respect to any claim in an amount equal to or exceeding $2,000,000 in the aggregate;

                           (l)      (i) any Loan Party shall attempt to
invalidate, reduce or otherwise impair the Liens or security interests of the Agents and the Lenders, claims or rights against such Person or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (ii) any Lien or security interest created by this Agreement or the Bankruptcy Court Orders shall, for any reason, cease to be valid or (iii) any action is commenced by any Loan Party which contests the validity, perfection or enforceability of any of the Liens and security interests of the Agents and the Lenders created by this Agreement or any of the Bankruptcy Court Orders;

                           (m)      the determination of any Loan Party, whether
by vote of such Person's board of directors or otherwise, to suspend the operation of such Person's business in the

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ordinary course, liquidate all or substantially all of such Person's assets, or employ an agent or other third party to conduct any sales of all or substantially all of such Person's assets, or the filing of a motion or other application in the Chapter 11 Cases, seeking authority to do any of the foregoing;

                           (n)      any Mortgage, Pledge Agreement or any other
security document related to this Agreement after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Lenders on any Collateral purported to be covered thereby;

                           (o)      one or more judgments, orders or awards (or
any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $5,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (o) if and for so long as (A) the amount of such judgment, award or settlement order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

                           (p)      the Borrower or any of its Significant
Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) consecutive days which could reasonably be expected to have a Material Adverse Effect;

                           (q)      any material damage to, or loss, theft or
destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

                           (r)      any cessation of a substantial part of the
business of the Borrower or any of its Significant Subsidiaries for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis which could reasonably be expected to have a Material Adverse Effect;

                           (s)      the loss, suspension or revocation of, or
failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Significant Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

                           (t)      the indictment of the Borrower or any of its
Significant Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

                           (u)      any Loan Party or any of its ERISA
Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $1,000,000; or a Multiemployer Plan enters reorganization status under
Section 4241 of ERISA, and, as a result thereof any Loan Party's or any of its ERISA Affiliates' annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $1,000,000;

                           (v)      (i) any Termination Event with respect to
any Employee Plan shall have occurred which results in uninsured or unreimbursed liability, after exhausting all appeals (but not including payment of benefits by the PBGC) exceeding $1,000,000 or (ii) any of the events under (iii), (iv) or
(v) of the definition of "Termination Event" which could reasonably be expected to result in a Material Adverse Effect; provided that, with respect to both clause (i) and (ii), such Termination Event (if correctable) shall not have been corrected;

                           (w)      the Borrower or any of its Significant
Subsidiaries shall be liable for any Environmental Liabilities and Costs the payment of which has a Material Adverse Effect;

                           (x)      a Change of Control shall have occurred; or

                           (y)      an event or development occurs which has had
a Material Adverse Effect; or

                  then, and in any such event, the Collateral Agent may, and shall at the request of the Administrative Agent or the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans and Reimbursement Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without further order of, or application to, the Bankruptcy Court, presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, (including, but not limited to, the Bankruptcy Code and the Uniform Commercial Code), hereunder and under the other Loan Documents. Upon demand by the Administrative Agent after the occurrence and during the continuation of any Event of Default, the Borrower shall deposit with the Administrative Agent with respect to each Letter of Credit Accommodation then outstanding cash in an amount equal to 105% of the greatest amount for which such Letter of Credit Accommodation may be drawn. Such deposits shall be held by the Administrative Agent in the Letter of Credit Collateral Account as security for, and to provide for the payment of, the Letter of Credit Obligations.

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                                   ARTICLE XI

                                     AGENTS

                  Section 11.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) in the case of the Administrative Agent, to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02(c), to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) in the case of the Administrative Agent and the Collateral Agent, to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters;
(iv) in the case of the Administrative Agent and the Collateral Agent, to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) in the case of the Administrative Agent and the Collateral Agent, subject to Section 11.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all makers of Loans; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit Accommodation and the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

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                  Section 11.02 Nature of Duties. The Agents shall have no
duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

                  Section 11.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 13.07 hereof, signed by such payee and in form satisfactory to the Agents; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 5.04, and

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if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

                  Section 11.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

                  Section 11.05 Indemnification. To the extent that any Agent or the L/C Issuer is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent and the L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or the L/C Issuer in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent or the L/C Issuer under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 11.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent's or the L/C Issuer's gross negligence or willful misconduct. The obligations of the Lenders under this Section 11.05 shall survive the payment in full of the Loans and the termination of this Agreement.

                  Section 11.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders", "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

                  Section 11.07 Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any

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time by giving at least thirty (30) Business Days' prior written notice to the
Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

                           (b)      Upon any such notice of resignation, the
Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent's resignation hereunder as an Agent, the provisions of this ARTICLE XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

                           (c)      If a successor Agent shall not have been so
appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agents, shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agents, appoint a successor Agent as provided above.

                  Section 11.08 Collateral Matters.

                           (a)      Subject to the terms of a separate written
agreement among the Agents and the Lenders, the Administrative Agent and the Collateral Agent may from time to time make such disbursements and advances ("Agent Advances") which such Agent, in its reasonable discretion (or during the continuance of an Event of Default, its sole discretion), deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, Letter of Credit Obligations and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 13.04. The Agent Advances shall bear interest at the maximum rate set forth in this Agreement and shall be repayable on demand and be secured by the Collateral. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 5.02. Any Agent making an Agent Advance shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 11.05, each Lender agrees that it shall make available to the Agent, making the Agent Advance upon such Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent making an Agent Advance by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

                           (b)      The Lenders hereby irrevocably authorize the
Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans, Letter of Credit Obligations, and all other Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable; or constituting property

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being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents (including, without limitation, the Permitted
Dispositions); or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 11.08(b).

                           (c)      Without in any manner limiting the
Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 11.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under
Section 11.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

                           (d)      The Collateral Agent shall have no
obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

                  Section 11.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

                  Section 11.10 Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement (including exercising any rights of setoff) without first obtaining the prior written consent of Agents and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement shall be taken in concert and at the direction or with the consent of Agents or Required Lenders.

                  Section 11.11 Agents and their Affiliates. With respect to its Commitment hereunder GE Capital, and with respect to the Commitment of Sea Pines hereunder, Silver Point, shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though GE Capital were not an Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity and Sea Pines in its individual capacity. GE Capital and its Affiliates and Silver Point, Sea Pines and their Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if GE Capital and Silver Point were not Agents and without any duty to account therefor to Lenders. GE Capital and its Affiliates and Silver Point, Sea Pines and their Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each of GE Capital, Silver Point (directly or through its Affiliates or designees) has also made loans to the Loan Parties under the Existing Credit Facility. Each Lender acknowledges the potential conflict of interest between (i) GE Capital as a Lender holding interests in the Loans, and GE Capital as Administrative Agent and (ii) Sea Pines as a Lender holding interests in the Loans, and Silver Point as Collateral Agent.

                                  ARTICLE XII

                                    GUARANTY

                  Section 12.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest, Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents, the Lenders and the L/C Issuer in enforcing any rights under the guaranty set forth in this
ARTICLE XII. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agents, the Lenders and the

L/C Issuer under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of the Chapter 11 Cases.

                  Section 12.02 Guaranty Absolute. Each Guarantor, jointly and severally, guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders or the L/C Issuer with respect thereto. Each Guarantor agrees that this ARTICLE XII constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this ARTICLE XII are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this ARTICLE XII shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

                           (a)      any lack of validity or enforceability of
any Loan Document or any agreement or instrument relating thereto;

                           (b)      any change in the time, manner or place of
payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

                           (c)      any taking, exchange, release or
non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

                           (d)      the existence of any claim, set-off, defense
or other right that the Guarantors may have at any time against any Person, including, without limitation, any Agent, any Lender or the L/C Issuer.

                           (e)      any change, restructuring or termination of
the corporate, limited liability company or partnership structure or existence of any Loan Party; or

                           (f)      any other circumstance (including, without
limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders or the L/C Issuer that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This ARTICLE XII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, the L/C Issuer or any other Person, all as though such payment had not been made.

                  Section 12.03 Waiver. Each Guarantor hereby waives (i) promptness, diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XII and any requirement that the Agents, the Lenders or the L/C Issuer exhaust any right or take any action against any Loan Party or any other Person or any Collateral,
(iii) any right to compel or direct any Agent, any Lender or the L/C Issuer to seek payment or recovery of any amounts owed under this ARTICLE XII from any one particular fund or source or to exhaust any right or take any action against any other Loan Party or any other Person or any Collateral, (iv) any requirement that any Agent, any Lender or the L/C Issuer protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral, and (v) any other defense available to the Guarantors. The Guarantors agree that the Agents, the Lenders and the L/C Issuer shall have no obligation to marshall any assets in favor of the Guarantors or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 12.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this ARTICLE XII, and acknowledges that this ARTICLE XII is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                  Section 12.04 Continuing Guaranty; Assignments. This ARTICLE XII is a continuing guaranty and shall (a) remain in full force and effect until the later of the date on which all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XII shall have been Paid in Full and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents, the Lenders and the L/C Issuer and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans and the Letter of Credit Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 13.07.

                  Section 12.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this ARTICLE XII, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents, the Lenders and the L/C Issuer against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XII shall have been Paid in Full and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the date on which all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XII shall have been Paid in Full and the Final Maturity Date, such

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amount shall be held in trust for the benefit of the Agents, the Lenders and the
L/C Issuer and shall forthwith be paid to the Agents, the Lenders and the L/C Issuer to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XII, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XII thereafter arising. If (i) any Guarantor shall make payment to the Agents, the Lenders and the L/C Issuer of all or any part of the Guaranteed Obligations,
(ii) all of the Guaranteed Obligations and all other amounts payable under this
ARTICLE XII shall be Paid in Full and (iii) the Final Maturity Date shall have occurred, the Agents, the Lenders and the L/C Issuer will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

                  Section 12.06 Intercompany Indebtedness. (a) Each Loan Party covenants and agrees that the payment of any indebtedness and all obligations and liabilities owing by any Loan Party in favor of any other Loan Party, whether now existing or hereafter incurred (collectively, the "Intercompany Obligations") is subordinated, to the extent and in the manner provided in this
Section 12.06, to the prior payment in full of all Obligations owed or hereafter owing to Agents and Lenders by the Loan Parties and that such subordination is for the benefit of each Agent for itself and Lenders.

                           (b)      Each Loan Party hereby (i) authorizes Agents
on behalf of Lenders to demand specific performance of the terms of this Section
12.06 at any time when any Loan Party shall have failed to comply with any provisions of this Section 12.06 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

                           (c)      Upon any distribution of assets of any Loan
Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

                                    (i)      Agents and Lenders shall first be
entitled to receive payment in full in cash of the Obligations before any Loan Party is entitled to receive any payment on account of the Intercompany Obligations.

                                    (ii)     Any payment or distribution of
assets of any Loan Party of any kind or character, whether in cash, property or securities, to which any other Loan Party would be entitled except for the provisions of this Section 12.06(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to Administrative Agent for the benefit of the Lenders in the manner set forth herein, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to Administrative Agent for itself and Lenders

                                    (iii)    In the event that notwithstanding
the foregoing provisions of this Section 12.06(c), any payment or distribution of assets of any Loan Party of any kind or

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character, whether in cash, property or securities, shall be received by any other Loan Party on account of any Intercompany Obligations before all Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to Administrative Agent for itself and Lenders for application to the payment of the Obligations until all of the Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to Administrative Agent for itself and Lenders.

                           (d)      No right of Agents, any Lender or any other
present or future holders of the Obligations to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any Loan Party, or by any noncompliance by any Loan Party with the terms of the Intercompany Obligations, regardless of any knowledge thereof which any Loan Party may have or be otherwise charged with.

                                  ARTICLE XIII

                                  MISCELLANEOUS

                  Section 13.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

                  Oglebay Norton Company
                  1001 Lakeside Avenue, 15th Floor
                  Cleveland, Ohio 44114
                  Attention: Chief Financial Officer
                  Telephone: 216-861-8941
                  Telecopier: 216-861-2307

                  with a copy to:

                  Jones Day
                  North Point
                  901 Lakeside Avenue
                  Cleveland, Ohio 44114-1190
                  Attention: Rachel Rawson, Esq.
                  Telephone: 216-586-3939
                  Telecopier: 216-579-0212

                  if to the Administrative Agent, to it at the following address:

                  General Electric Capital Corporation
                  201 Merritt 7
                  Norwalk, Connecticut  06851
                  Attention: Oglebay Account Manager - James Persico
                  Telephone: 203-956-4091
                  Telecopier: 203-956-4239
                  with a copy to:

                  Paul, Hastings, Janofsky & Walker LLP
                  10055 Washington Boulevard
                  Stamford, Connecticut 06901
                  Attention: Leslie Plaskon, Esq.
                  Telephone: 203-961-7424
                  Telecopier: 203-359-3031

                  if the Collateral Agent, to it at the following address:

                  Silver Point Finance, LLC
                  600 Steamboat Road
                  Greenwich, Connecticut  06830
                  Attention: Greg Walker
                  Telephone: 203-618-2699
                  Telecopier: 203-618-2669

                  in each case, with a copy to:

                  Schulte Roth & Zabel LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention: Frederic L. Ragucci, Esq.
                  Telephone: 212-756-2000
                  Telecopier: 212-593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 13.01. All such notices and other communications shall be effective, (i) if mailed, when received or three Business Days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent or the L/C Issuer pursuant to ARTICLE II and ARTICLE III shall not be effective until received by such Agent or the L/C Issuer, as the case may be.

Nothing in this Agreement or in any other Loan Document shall be construed to limit or affect the obligation of the Borrower or any other Person to serve upon the Agents and the Lenders in the manner prescribed by the Bankruptcy Code any pleading or notice required to be given to the Agents and the Lenders pursuant to the Bankruptcy Code.

                  Section 13.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Agents with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans or the Letter of Credit Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any scheduled payment (but not prepayment) of principal of, or interest or fees on, the Loans or Letter of Credit Obligations payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment, without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender, (iv) amend the definition of "Required Lenders" or "Pro Rata Share" without the written consent of each Lender, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower or any Guarantor (except as otherwise provided in this Agreement), in each case, without the written consent of each Lender, (vi) amend, modify or waive Section 5.04 or this Section 13.02 of this Agreement without the written consent of each Lender, (vii) modify, waive, release or subordinate the superpriority claim status of the Obligations (except as permitted in this Agreement and the Loan Documents), or (viii) (A) amend the definition of "Book Value", "Borrowing Base", "Eligible Accounts", "Eligible Inventory", "Net Amount of Eligible Accounts", "Eligible Equipment" or "Vessels", without the written consent of each Lender, if the effect of any such amendment is to increase Availability or (B) amend the definition of "Total Commitment", without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

                  Section 13.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

                  Section 13.04 Expenses; Taxes; Attorneys' Fees. The Borrower will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals (subject, in the case of costs and expenses in connection with visits, audits, inspections, valuations and field examinations, to the limitations set forth in
Section 5.01), arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 8.01(b)

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or the review of any of the agreements, instruments and documents referred to in
Section 8.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Agents' or the Lenders' rights under this Agreement or the other Loan Documents,
(d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention or participation in, any court or judicial proceeding arising from or related to this Agreement or any other Loan Document, including, without limitation, in connection with any Insolvency Proceeding related to any Loan Party or the Collateral, including in any adversary proceeding or contested matter commenced or continued by, on behalf of, or against any Loan Party or its estate, and any appeal or review thereof, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document,
(h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions,
(y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

                  Section 13.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 13.05 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents, in law or otherwise.

                  Section 13.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  Section 13.07 Assignments and Participations. (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns (including, except for the right to request Loans, any trustee succeeding to the rights of the Borrower and the Guarantors pursuant to Chapter 11 of the Bankruptcy Code or pursuant to any conversion to a case under Chapter 7 of the Bankruptcy Code); provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

                           (b)      Each Lender may, with the written consent of
the Collateral Agent and the Administrative Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitment, the Loans made by it and its Pro Rata Share of Letter of Credit Obligations, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans made by it and its Pro Rata Share of Letter of Credit Obligations); provided, however, that (i) such assignment is in an amount which is at least $3,000,000 or a multiple of $500,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender (A) to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender or (B) with the consent of the Collateral Agent, to a Person and its Affiliates or a fund or account managed by such Person or an Affiliate of such Person to the extent the aggregate amount assigned to all such Persons is at least $3,000,000 or a multiple of $500,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to each Agent one-half of a processing and recordation fee in the amount of $6,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender), and (iii) no written consent of the Collateral Agent shall be required in connection with any assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender. The Borrower and the Agents may continue to deal solely and directly with an assigning Lender in connection with the interest so assigned until such Lender and its assignee shall have

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executed and delivered to the Borrower and the Agents, and the Agents shall have accepted, an Assignment and Acceptance. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                                    (i)      By executing and delivering an
Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(A) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (B) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (C) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (D) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (E) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (F) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

                                    (ii)     The Collateral Agent shall send a
copy of each Assignment and Acceptance to the Administrative Agent and the Administrative Agent shall, on behalf of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans (the "Registered Loans") and Letter of Credit Obligations owing to each Lender from time to time. Other than in connection with an assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender, the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the

                                    - 106 -

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Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of any assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender, and which assignment is not recorded in the Register, the assigning Lender shall maintain a comparable register to the Register.

                                    (iii)    Upon its receipt of an Assignment
and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Agents shall, if the Agents consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

                                    (iv)     A Registered Loan (and the
registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

                                    (v)      In the event that any Lender sells
participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

                                    (vi)     Any foreign Person who purchases or
is assigned or participates in any portion of such Registered Loan shall provide the Agents and the Lender with a completed Internal Revenue Service Form W-8BEN (Certificate of Foreign Status) or a substantially similar form for such purchaser, participant or any other affiliate who is a holder of beneficial interests in the Registered Loan.

                           (c)      Each Lender may sell participations to one
or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans

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

made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the outstanding principal amount of the Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the scheduled due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 11.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section
2.07 and Section 5.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it were a Lender; provided, however, that the amount of any such benefit shall be limited to the amount that would otherwise be payable to the Lender selling the participation with respect to the portion of the Loan in which the participation was so sold.

                  Section 13.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

                  Section 13.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK EXCEPT AS GOVERNED BY THE BANKRUPTCY CODE AND EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT.

                  Section 13.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE BANKRUPTCY COURT OR IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS CT CORPORATION AS ITS AGENT FOR SERVICE OF

                                    - 108 -

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PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY
CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO CT CORPORATION AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

                  Section 13.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

                  Section 13.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto,

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such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

                  Section 13.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

                  Section 13.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent, any Lender or the L/C Issuer for repayment or recovery of any amount or amounts received by such Agent, such Lender or the L/C Issuer in payment or on account of any of the Obligations, such Agent, such Lender or the L/C Issuer shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent, such Lender or the L/C Issuer repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Lender or the L/C Issuer or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender or the L/C Issuer with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Lender or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent, such Lender or the L/C Issuer.

                  Section 13.15 Indemnification.

                           (a)      General Indemnity. In addition to each Loan
Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender and the L/C Issuer and all of their respective officers, directors, members, partners, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Interim Facility Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:
(i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrower or the L/C Issuer's issuing of Letter of Credit Accommodations for the account of the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Letter of Credit Obligations, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation under this subsection (a) for any Indemnified Matter (x) to any Indemnitee caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent

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jurisdiction or (y) to any Lender or its Indemnitees arising directly from any action solely between or among the Lenders.

                           (b)      Environmental Indemnity. Without limiting
Section 13.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any corporate predecessor, or (y) of any Hazardous Materials Handled by any Loan Party or any Subsidiary of any Loan Party, or any corporate predecessor; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any corporate predecessor; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials Handled by any Loan Party or any Subsidiary of any Loan Party, or any corporate predecessor; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 7.01(r) or the breach of any covenant made by the Loan Parties in Section 8.01(j). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees) covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

                           (c)      The indemnification for all of the foregoing
losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 13.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section
13.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

                  Section 13.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees (including, without limitation, the Administrative Servicing Fee, the Unused Line Fee and Letter of Credit Fee) payable pursuant to the terms hereof and the Fee Letter, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

                  Section 13.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 6.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns (including, except for the right to request Loans, any trustee succeeding to the rights of the Borrower and each Guarantor pursuant to Chapter 11 of the Bankruptcy Code or pursuant to any conversion to a case under Chapter 7 of the Bankruptcy Code), except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 13.07 hereof.

                  Section 13.18 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be Paid in Full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be Paid in Full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 13.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 13.18.

                  For purposes of this Section 13.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

                  The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

                  Section 13.19 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties on and after the Interim Facility Effective Date pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender,
(iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party or
(v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 13.19. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that (x) each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information, and (y) the provisions of this Section
13.19 shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment), the intent of which is to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code, and shall be construed in a manner consistent with such purpose.

                  Section 13.20 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

                  Section 13.21 Collateral Agent and Administrative Agent as Party-in-Interest. The Borrower and the Guarantors hereby stipulate and agree that each of the Collateral Agent and Administrative Agent is and shall remain a party in interest in the Chapter 11 Cases and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith. Nothing in this Agreement or any other Loan Document shall be deemed to be a waiver of any of the Collateral Agent's or the Administrative Agent's rights or remedies under applicable law or documentation. Without limitation of the foregoing, the Collateral Agent or the Administrative Agent shall have the right to make any motion or raise any objection it deems to be in its interest (specifically including but not limited to objections to use of proceeds of the Loans, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumption or rejection of any executory contract or lease), provided that the Collateral Agent and the Administrative Agent will not exercise such right if the action or inaction by the Borrower or the Guarantors which is the subject of such motion or objection is expressly permitted by any covenant or provision of this Agreement.

                  Section 13.22 Press Releases and Related Matters. Each Loan Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital, Silver Point, Sea Pines or their affiliates or referring to this Agreement or the other Loan Documents without at least 2 Business Days' prior notice to GE Capital, Silver Point or Sea Pines, as the case may be, and without the prior written consent of GE Capital, Silver Point or Sea Pines, as the case may be, unless (and only to the extent that) such Loan Party or Affiliate is required to do so under law and then, in any event, such Loan Party or Affiliate will consult with GE Capital, Silver Point and Sea Pines, as the case may be, before issuing such press release or other public disclosure. Each Loan Party consents to the publication by any Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agents reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                     BORROWER:

                                     OGLEBAY NORTON COMPANY

                                     By: /s/ Julie A. Boland
                                         ---------------------------------------
                                         Name:  Julie A. Boland
                                         Title: Vice President and
                                                Chief Financial Officer

                           GUARANTORS:

                           ERIE NAVIGATION COMPANY
                           ERIE SAND AND GRAVEL COMPANY
                           ERIE SAND STEAMSHIP CO.
                           GLOBAL STONE CHEMSTONE CORPORATION
                           GLOBAL STONE CORPORATION
                           GLOBAL STONE FILLER PRODUCTS, INC.
                           GLOBAL STONE JAMES RIVER, INC.
                           GLOBAL STONE MANAGEMENT COMPANY
                           GLOBAL STONE PENROC LP
                           GLOBAL STONE PORTAGE, LLC
                           GLOBAL STONE ST. CLAIR INC.
                           GLOBAL STONE TENN LUTTRELL COMPANY
                           GS LIME COMPANY
                           GS PC INC.
                           MICHIGAN LIMESTONE OPERATIONS, INC.
                           MOUNTFORT TERMINAL, LTD.
                           OGLEBAY NORTON ENGINEERED MATERIALS, INC.
                           OGLEBAY NORTON INDUSTRIAL SANDS, INC.
                           OGLEBAY NORTON MANAGEMENT COMPANY
                           OGLEBAY NORTON MARINE MANAGEMENT
                                    COMPANY, L.L.C.
                           OGLEBAY NORTON MARINE SERVICES
                                    COMPANY, L.L.C.
                           OGLEBAY NORTON MINERALS, INC.
                           OGLEBAY NORTON SPECIALTY MINERALS, INC.
                           OGLEBAY NORTON TERMINALS, INC.
                           ON COAST PETROLEUM COMPANY
                           ON MARINE SERVICES COMPANY
                           ONCO INVESTMENT COMPANY
                           ONCO WVA, INC.
                           ONMS MANAGEMENT COMPANY, LLC
                           ONTEX, INC.
                           SAGINAW MINING COMPANY
                           TEXAS MINING, LP

                           By: /s/ Julie A. Boland
                               -------------------------------------------------
                               Name:  Julie A. Boland
                               Title: Vice President and Treasurer

                                    COLLATERAL AGENT:

                                    SILVER POINT FINANCE, LLC

                                    By: /s/ Jeff Gelfard
                                        --------------------------
                                        Name: Jeff Gelfard
                                        Title: CFO

                                  ADMINISTRATIVE AGENT AND LENDER:

                                  GENERAL ELECTRIC CAPITAL CORPORATION

                                  By: /s/ James R. Persico
                                      --------------------------------
                                      Name: James R. Persico
                                      Title: Duly Authorized Signatory

                                  LENDERS:

                                  SEA PINES FUNDING LLC

                                  By: /s/ Kelly W. Warnement
                                      --------------------------------
                                      Name: Kelly W. Warnement
                                      Title: Vice President

                               FINANCING AGREEMENT

                          DATED AS OF FEBRUARY 25, 2004

                                  BY AND AMONG

                             OGLEBAY NORTON COMPANY,
                       AS DEBTOR AND DEBTOR-IN-POSSESSION,
                                  AS BORROWER,

           CERTAIN SUBSIDIARIES OF OGLEBAY NORTON COMPANY LISTED AS A
                    GUARANTOR ON THE SIGNATURE PAGES HERETO,
                      AS DEBTORS AND DEBTORS-IN-POSSESSION,
                                 AS GUARANTORS,

                   THE LENDERS FROM TIME TO TIME PARTY HERETO,
                                   AS LENDERS,

                           SILVER POINT FINANCE, LLC,
          AS COLLATERAL AGENT, SYNDICATION AGENT AND CO-LEAD ARRANGER,

                      GENERAL ELECTRIC CAPITAL CORPORATION,
                             AS ADMINISTRATIVE AGENT

                                       AND

                        GECC CAPITAL MARKETS GROUP, INC.,
                               AS CO-LEAD ARRANGER

                               TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
ARTICLE I           DEFINITIONS; CERTAIN TERMS.................................................................     1
         Section 1.01        Definitions.......................................................................     1
         Section 1.02        Terms Generally...................................................................    28
         Section 1.03        Accounting and Other Terms........................................................    28
         Section 1.04        Time References...................................................................    28

ARTICLE II          THE LOANS..................................................................................    28
         Section 2.01        Commitments.......................................................................    28
         Section 2.02        Making the Loans..................................................................    29
         Section 2.03        Repayment of Loans; Evidence of Debt..............................................    32
         Section 2.04        Interest..........................................................................    32
         Section 2.05        Reduction of Commitment; Prepayment of Loans......................................    33
         Section 2.06        Fees..............................................................................    35
         Section 2.07        Securitization....................................................................    35
         Section 2.08        Taxes.............................................................................    36
         Section 2.09        LIBOR Not Determinable; Illegality or Impropriety.................................    38
         Section 2.10        Indemnity.........................................................................    39
         Section 2.11        Continuation and Conversion of Loans..............................................    40
         Section 2.12        Extension of Final Maturity Date..................................................    40

ARTICLE III         LETTER OF CREDIT ACCOMMODATIONS............................................................    41
         Section 3.01        Letter of Credit Guaranty.........................................................    41
         Section 3.02        Participations....................................................................    43
         Section 3.03        Letter of Credit Accommodations...................................................    45

ARTICLE IV          SECURITY AND ADMINISTRATIVE PRIORITY.......................................................    46
         Section 4.01        Collateral; Grant of Lien and Security Interest...................................    46
         Section 4.02        Administrative Priority...........................................................    46
         Section 4.03        Grants, Rights and Remedies.......................................................    47
         Section 4.04        No Filings Required...............................................................    47
         Section 4.05        Survival..........................................................................    47

ARTICLE V           FEES, PAYMENTS AND OTHER COMPENSATION......................................................    48
         Section 5.01        Audit and Collateral Monitoring Fees..............................................    48
         Section 5.02        Payments; Computations and Statements.............................................    48
         Section 5.03        Sharing of Payments, Etc..........................................................    49
         Section 5.04        Apportionment of Payments.........................................................    49
         Section 5.05        Increased Costs and Reduced Return................................................    50

ARTICLE VI          CONDITIONS TO LOANS........................................................................    52
         Section 6.01        Conditions Precedent to Interim Facility Effectiveness............................    52
         Section 6.02        Conditions Precedent to Final Facility Effectiveness..............................    55
         Section 6.03        Conditions Precedent to All Loans and Letter of Credit Accommodations.............    56


ARTICLE VII         REPRESENTATIONS AND WARRANTIES.............................................................    58
         Section 7.01        Representations and Warranties....................................................    58

ARTICLE VIII        COVENANTS OF THE LOAN PARTIES..............................................................    66
         Section 8.01        Affirmative Covenants.............................................................    66
         Section 8.02        Negative Covenants................................................................    76
         Section 8.03        Financial Covenants...............................................................    82

ARTICLE IX          MANAGEMENT, COLLECTION AND STATUS OF ACCOUNTS AND OTHER COLLATERAL.........................    83
         Section 9.01        Cash Management...................................................................    83
         Section 9.02        Collateral Custodian..............................................................    84
         Section 9.03        Collateral Reporting..............................................................    85
         Section 9.04        Accounts Covenants................................................................    86
         Section 9.05        Inventory Covenants...............................................................    87

ARTICLE X           EVENTS OF DEFAULT..........................................................................    88
         Section 10.01       Events of Default.................................................................    88

ARTICLE XI          AGENTS.....................................................................................    92
         Section 11.01       Appointment.......................................................................    92
         Section 11.02       Nature of Duties..................................................................    93
         Section 11.03       Rights, Exculpation, Etc..........................................................    93
         Section 11.04       Reliance..........................................................................    94
         Section 11.05       Indemnification...................................................................    94
         Section 11.06       Agents Individually...............................................................    94
         Section 11.07       Successor Agent...................................................................    94
         Section 11.08       Collateral Matters................................................................    95
         Section 11.09       Agency for Perfection.............................................................    96
         Section 11.10       Actions in Concert................................................................    97
         Section 11.11       Agents and their Affiliates.......................................................    97

ARTICLE XII         GUARANTY...................................................................................    97
         Section 12.01       Guaranty..........................................................................    97
         Section 12.02       Guaranty Absolute.................................................................    98
         Section 12.03       Waiver............................................................................    99
         Section 12.04       Continuing Guaranty; Assignments..................................................    99
         Section 12.05       Subrogation.......................................................................    99
         Section 12.06       Intercompany Indebtedness.........................................................   100

ARTICLE XIII        MISCELLANEOUS..............................................................................   101
         Section 13.01       Notices, Etc......................................................................   101
         Section 13.02       Amendments, Etc...................................................................   102
         Section 13.03       No Waiver; Remedies, Etc..........................................................   103
         Section 13.04       Expenses; Taxes; Attorneys' Fees..................................................   103
         Section 13.05       Right of Set-off..................................................................   104
         Section 13.06       Severability......................................................................   105
         Section 13.07       Assignments and Participations....................................................   105

Section 13.08       Counterparts......................................................................   108
Section 13.09       GOVERNING LAW.....................................................................   108
Section 13.10       CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.............................   108
Section 13.11       WAIVER OF JURY TRIAL, ETC.........................................................   109
Section 13.12       Consent by the Agents and Lenders.................................................   109
Section 13.13       No Party Deemed Drafter...........................................................   110
Section 13.14       Reinstatement; Certain Payments...................................................   110
Section 13.15       Indemnification...................................................................   110
Section 13.16       Records...........................................................................   111
Section 13.17       Binding Effect....................................................................   111
Section 13.18       Interest..........................................................................   112
Section 13.19       Confidentiality...................................................................   113
Section 13.20       Integration.......................................................................   114
Section 13.21       Collateral Agent and Administrative Agent as Party-in-Interest....................   114
Section 13.22       Press Releases and Related Matters................................................   114

                                      -iii-

                             SCHEDULES AND EXHIBITS

Schedule 1.01(A)             Lenders and Lenders' Commitments
Schedule V-1                 Vessels
Schedule 7.01(e)             Subsidiaries
Schedule 7.01(f)             Litigation; Commercial Tort Claims
Schedule 7.01(o)             Real Property
Schedule 7.01(r)             Environmental Matters
Schedule 7.01(s)             Insurance
Schedule 7.01(u)             Bank Accounts
Schedule 7.01(v)             Intellectual Property
Schedule 7.01(w)             Material Contracts
Schedule 7.01(y)             Employee and Labor Matters
Schedule 7.01(aa) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 7.01(bb)            Collateral Locations
Schedule 8.02(a)             Existing Liens
Schedule 8.02(c)             Permitted Dispositions
Schedule 8.02(e)             Existing Investments

Exhibit A                    Form of Guaranty
Exhibit B                    Form of Notice of Borrowing
Exhibit C                    Form of Borrowing Base Certificate
Exhibit D                    [Intentionally Omitted]
Exhibit E                    Form of Assignment and Acceptance
Exhibit F                    Form of Interim Bankruptcy Court Order
Exhibit G                    Form of Pledge Agreement

                                      -iv-